As filed with the Securities and Exchange Commission on May 2, 2024

File No. 333-277212

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A

Amendment No. 1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Yuengling’s Ice Cream Corporation

Nevada	2000
(State or jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

8910 West 192nd Street, Suite N, Mokena, IL 60448

(312) 288-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principle executive offices)

Nevada Agency and Transfer Company

50 West Liberty Street, Suite 880

Reno, NV 89501

(775)–322 0626

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Matheau J. W. Stout, Esq.

201 International Circle, Suite 230

Hunt Valley, Maryland 21030

Telephone: (410) 429-7076

Approximate date of proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☒
						Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, Dated May 2, 2024

PROSPECTUS

YUENGLING’S ICE CREAM CORPORATION

600,000,000 SHARES

COMMON STOCK

This prospectus relates to the resale of up to 600,000,000 shares of our common stock, par value $0.001 per share, by Trillium Partners, LP (“TRILLIUM”), which are Put Shares that we will put to TRILLIUM pursuant to the Purchase Agreement. TRILLIUM may also be referred to in this document as the Selling Security Holder.

The Purchase Agreement with TRILLIUM provides that TRILLIUM is committed to purchase up to $3,000,000 of our common stock. We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Purchase Agreement.

The Put Shares included in this prospectus represent a portion of the shares issuable to TRILLIUM under the Purchase Agreement.

TRILLIUM is an “underwriter” within the meaning of the Securities Act in connection with the resale of our common stock under the Purchase Agreement. No other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. This offering will terminate 24 months after the registration statement to which this prospectus is made a part is declared effective by the SEC. TRILLIUM will pay us 85% of the Market Price during the Valuation Period, subject to a floor price of $0.005 per share, below which the Company shall not deliver a Put.

We will not receive any proceeds from the sale of these shares of common stock offered by Selling Security Holder. However, we will receive proceeds from the sale of our Put Shares under the Purchase Agreement. The proceeds will be used for general administrative expenses as well as for accounting and audit fees.

We will bear all costs associated with this registration.

The shares of our common stock registered hereunder are being offered for sale by Selling Security Holder at prices established on OTC Markets during the term of this offering. These prices will fluctuate based on the demand for our common stock. On  February 20, 2024, the closing price of our common stock was $0.0098 per share. We are using the closing price of $0.0098 per share for illustration purposes, as it is close to the average of the 52 week high and low, which are $0.0005 and $0.0235 as of February 20, 2024.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS IN THIS PROSPECTUS BEGINNING ON PAGE 11 FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

We will receive no proceeds from the sale of the shares of common stock sold by TRILLIUM. However, we will receive proceeds from the sale of securities pursuant to our exercise of the Put Right.

The Date of This Prospectus Is: May 2, 2024

YUENGLING’S ICE CREAM CORPORATION

i

Summary

The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common shares. All dollar amounts refer to United States dollars unless otherwise indicated.

Our principal offices are located at 8910 West 192nd St North, Mokena, Illinois 60448.

Our telephone number is (312) 288-8000

ReachOut Technology is not your typical Managed Service Provider (MSP). It is a transformative force in cybersecurity and IT services, dedicated to serving Small to Medium Sized Businesses (SMBs) with unparalleled excellence. Its innovative approach and unwavering commitment to superior solutions have established the organization as industry trailblazers, redefining standards and crafting extraordinary client experiences. At ReachOut, its partners are more than just clients; they are integral members of a movement that is reshaping the future of cybersecurity. ReachOut is on a relentless pursuit to revolutionize the Cybersecurity & IT Service Provider landscape for SMBs, with the goal of creating the first nationwide brand in its sector. The company is leveling the playing field, ensuring that businesses, regardless of size or location, have access to top-tier security solutions.

Organizational History

Yuengling’s Ice Cream Corporation, (f/k/a Aureus, Inc.) (“Yuengling’s,” “YCRM,” “we,” “us,” or the “Company”) was incorporated in Nevada on April 19, 2013, under the name “Aureus Incorporated.” We were initially organized to develop and explore mineral properties in the state of Nevada. Effective December 15, 2017, we changed our name to “Hohme, Inc.,” and, effective February 7, 2019, we changed our name to “Aureus, Inc. and on September 14, 2021, the Company changed their name to Yuengling’s Ice Cream Corporation”. We are currently active in the state of Nevada.

In November, 2023, after the close of the 2023 fiscal year, YCRM completed its acquisition of ReachOut Technology (“ReachOut”). ReachOut is a Managed Service Provider (MSP) that provides cybersecurity and IT services to Small to Medium Sized Businesses (SMBs). Management is highly experiences with business operation as well as acquisition and integration. After the closing of the ReachOut transaction, the Company agreed to assign the ice cream assets to Mid Penn Bank in return for the cancellation of the bank debt. The Company also ceased its Aureus Micro Markets operations at the time the ReachOut agreement was signed.

ReachOut’s Company History

Founding and Vision

ReachOut Technology was founded in 2010 by Rick Jordan, who envisioned creating a transformative force in the cybersecurity and IT services sector. The company was established with a focus on serving Small to Medium Sized Businesses (SMBs), a segment often underserved in terms of advanced IT solutions and cybersecurity. Rick Jordan, a recognized leader in cybersecurity and business, aimed to fill a critical gap in the IT services market, particularly in providing top-tier security solutions to SMBs. His vision was to create a company that not only offered exceptional IT support but also redefined the standards in cybersecurity services.

Growth and Expansion

Since its inception, ReachOut Technology has evolved significantly, growing both organically and through strategic acquisitions. Based in Mokena, Illinois, the company has expanded its reach and services over the years. ReachOut Technology’s areas of expertise have grown to include IT management, cloud services, compliance, data backup services, business strategy, IT consulting, phone systems/VoIP, and most notably, cybersecurity. The company’s growth trajectory has been marked by a focus on acquiring firms that complement and enhance its service offerings, particularly in the realm of cybersecurity.

Strategic Acquisitions and Market Positioning

A key aspect of ReachOut Technology’s growth strategy has been its acquisitions. These strategic moves have allowed ReachOut Technology to increase its market share, cash flow, and earnings, positioning it as a formidable player in the North American MSP market. The company’s approach to acquisitions is methodical, focusing first on MSP companies with stable customer contracts and strong recurring revenue. This strategy, coupled with Rick Jordan’s leadership and the company’s commitment to innovation, has positioned ReachOut Technology as a leading and pioneering MSP in the cybersecurity and IT services industry.

Strengths:

Innovative Approach and Service Excellence

-	ReachOut Technology distinguishes itself with a transformative approach to cybersecurity and IT services, particularly for SMBs. This innovation is underpinned by visionary leadership from CEO Rick Jordan and strategic insights from board member Kevin Harrington.

-	The company’s service excellence is demonstrated through its rapid response times and expert problem resolution, enhancing customer satisfaction and retention.

Robust Annual Recurring Revenue (ARR) and Subscription-Based Services

-	ReachOut Technology boasts a strong ARR model, driven by subscription-based services, ensuring stable and predictable cash flows. This financial stability is crucial for sustaining operations and funding expansion strategies.

-	The subscription model not only ensures consistent cash flows but also aligns with high-margin service models, enhancing the company’s financial health and investment appeal.

Advanced Cybersecurity Solutions

-	The company offers comprehensive security solutions, including 24/7 monitoring, anti-phishing training, custom audits, and compliance with standards like HIPAA and CMMC. These services align with high-margin service models and contribute significantly to the company’s ARR.

Proven Case Studies

-	ReachOut Technology has demonstrated its capability in delivering complex IT solutions through various case studies, reinforcing the company’s market reputation and client trust.

Weaknesses:

Dependence on Acquisition for Growth

-	While acquisition-driven growth can rapidly increase market share, it also poses integration and scalability challenges. This strategy requires careful management to ensure successful integration and to avoid potential operational disruptions.

Market Perception Risks

-	The company’s aggressive growth strategies and high-profile leadership may overshadow operational risks or market adaptability concerns. It’s crucial for ReachOut to balance its growth ambitions with operational stability and market perception.

Opportunities:

Expansion of Customer Base

-	Leveraging the ARR model, ReachOut has significant opportunities to expand its customer base, both domestically and internationally. This expansion is supported by the company’s reputation for quality and innovation in cybersecurity and IT services.

Service Diversification and Innovation

-	Continuous investment in R&D is planned to expand and enhance service offerings, catering to evolving market demands. This includes developing new solutions and enhancing the reliability, availability, and scalability of the cloud security platform.

Strategic Acquisitions

-	Targeted acquisitions are a key part of ReachOut’s strategy to augment organic growth, expand service capabilities, and enhance ARR. This approach focuses on acquiring firms with stable customer contracts and specialized cybersecurity firms.

Tapping into New Market Segments

-	ReachOut is exploring opportunities in underserved sectors like education and compliance-focused businesses, aiming to grow its immediate addressable market.

Threats:

Competitive Market Landscape

-	The MSP market is intensely competitive, with challenges from other MSPs and private equity firms, especially in high-growth areas like cybersecurity.

Technological Evolution

-	Rapid changes in technology and cybersecurity threats necessitate continual service innovation and adaptation. ReachOut must stay ahead of these trends to maintain its market position.

Economic Fluctuations

-	Market and economic conditions could impact the M&A landscape and influence SMB investment in IT services, affecting ReachOut’s growth strategy.

Case Study #1: Effective Response to a Ransomware Attack and Cybersecurity Enhancement

The Scenario:

A prominent logistics company, in the midst of deploying an Endpoint Detection and Response (EDR) solution, was evaluating its alert management processes. While they had a 24/7 response team, it wasn’t dedicated to security operations. The company sought to enhance its team’s capabilities cost-effectively, focusing on specialized threat response. During this critical phase, the company experienced a ransomware attack.

ReachOut Technology’s Intervention

ReachOut Technology swiftly stepped in as the company’s chosen digital forensics and incident response partner, and worked directly with the Secret Service and FBI. The team at ReachOut worked diligently to contain the threat, mitigate further damage, and investigate the attack’s origins. They implemented a managed detection and response system, providing round-the-clock threat management, aligning with the company’s long-term security strategy.

Post-incident, the logistics company transitioned smoothly back to normal operations, appreciating the effectiveness of ReachOut’s response. They decided to retain the 24/7 security monitoring services and further develop their security infrastructure. A transition plan was formulated to fully integrate the company’s chosen EDR solution, as initially planned before the ransomware incident.

Impact and Results:

-	Rapid and Effective Incident Management: ReachOut’s global network of security and digital forensics experts enabled quick and efficient management of the ransomware attack, minimizing downtime and operational disruption.

-	In-Depth Attack Analysis and Recovery: The digital forensics team provided a thorough analysis of the attack, uncovering critical information for recovery and identifying key areas for security enhancement.

-	Enhanced Threat Intelligence: The logistics company benefited from ReachOut’s extensive experience in handling a wide range of cyber incidents, gaining valuable insights and improving their detection capabilities.

-	Comprehensive Threat Visibility: With ReachOut’s technology-agnostic approach, the company achieved a holistic view of potential threats, enhancing their overall security posture.

-	Optimized In-House Security Team: The 24/7 monitoring capabilities allowed the company’s security team to focus on complex systems, leveraging ReachOut’s expertise in frontline threat intelligence.

-	Continuous Risk Assessment: Regular service reviews and ongoing monitoring ensured that the company stayed informed about their risk profile, reducing administrative burdens.

-	Strengthened Cyber Resilience: The insights gained from the incident response and ongoing threat intelligence services provided by ReachOut Technology significantly bolstered the company’s defenses against future cyber threats.

Case Study #2: Strategic IT Transformation for a Growing Legal Firm

The Challenge:

A rapidly expanding legal services firm, facing challenges without an in-house IT team, was concerned about their outdated IT infrastructure. As the firm grew, they realized their current IT setup was not scalable and potentially non-compliant with industry regulations for secure data management. Lacking in-house expertise for strategic technology and cybersecurity decisions, they sought external assistance.

ReachOut Technology’s Solution:

Upon engagement, ReachOut Technology conducted a thorough assessment and identified that the firm’s computers and servers were significantly outdated, posing serious security risks. The first step was migrating the firm to a unified and secure cloud solution, ensuring all employees used consistent business software.

ReachOut Technology then proposed a new network design to replace the outdated infrastructure, which was impeding performance and employee productivity. This included transitioning to a cloud-based document management and retrieval solution, crucial for compliance with strict legal industry standards.

To streamline data storage and retrieval needs and allow for scalable growth, a cloud-based virtual server solution was implemented. Additionally, managed security solutions were put in place to ensure complete compliance with industry regulations.

The Impact:

-	Operational Productivity and Growth: The new network design significantly improved operational productivity, setting the stage for the firm’s continued growth. ReachOut Technology provided comprehensive documentation for maintaining and managing the new systems to the client’s IT staff.

-	Enhanced Data Access and Security: Migrating to the cloud for document storage and retrieval not only facilitated easy access to data across offices but also improved security.

-	Ongoing Co-Managed IT Support: After the initial consulting engagement, the firm chose to retain ReachOut Technology’s services to augment their existing IT staff. This relieved them of routine duties and allowed them to focus on strategic goals for the future.

Traditional MSPs vs. ReachOut Technology’s Approach

Common Issues with Traditional MSPs:

1.	Poor Response Time: Many IT service providers prioritize tickets based on arbitrary criteria, leading to significant delays in addressing issues. This can result in tickets being left unresolved for extended periods, causing frustration for clients.

2.	Inefficient Support Lines: Often, support lines are managed by non-technical dispatch representatives, leading to further delays. When a technician does respond, they may lack a full understanding of the issue, necessitating further escalations and causing additional wait times.

3.	Limited Strategic Advice: Smaller MSPs may not possess the necessary breadth and depth of talent, particularly in cybersecurity, which is crucial for growing businesses seeking to leverage the latest technology trends.

4.	Basic Cybersecurity Services: Many MSPs offer limited cybersecurity services, typically focusing on basic antivirus and perimeter-based detection software. This approach leaves clients vulnerable to sophisticated cyber threats like ransomware and may fail to meet specific industry security standards (e.g., HIPAA, CMMC).

ReachOut Technology’s Differentiated Approach:

1.	Rapid and Prioritized Response: ReachOut Technology ensures that help desk calls are answered by experienced technicians within an average of one minute, with a focus on super-fast resolution times, often under 15 minutes. The priority of issues is determined by the client’s urgency, not arbitrary criteria.

2.	Expert Technical Support: ReachOut’s support line is staffed by knowledgeable technicians who understand clients’ problems from the outset, reducing the need for escalations and ensuring quicker resolutions.

3.	Proactive Strategic Engagement: ReachOut provides dedicated Executive and Technical Account Managers who engage proactively with clients. This includes weekly performance reviews, quarterly business reviews, scheduled cybersecurity stress tests, and support from a Professional Services team that includes vCIOs and vCISOs.

4.	Advanced Cybersecurity Services: ReachOut boasts a large team of security professionals offering advanced security software solutions, backed by a 24/7 Security Operations Center (SOC). Services include anti-phishing training, custom audits, Business Continuity and Backup and Disaster Recovery (BDR) plans, ransomware protection, and fully managed security services. ReachOut specializes in building IT and cybersecurity solutions compliant with standards like HIPAA, NIST SP 800-171, CMMC, CIPA, and more.

ReachOut Technology stands out in the MSP landscape by addressing common pain points with rapid response times, expert support, strategic advice, and advanced cybersecurity services. This approach not only resolves the typical frustrations experienced with traditional MSPs but also positions ReachOut as a leader in providing comprehensive, client-focused IT and cybersecurity solutions.

ReachOut Technology’s Future Growth Strategy

1.	Acquisitions to Increase Market Share:

Strategy: ReachOut plans to identify and acquire other MSP firms and cybersecurity assets, focusing on those with stable customer contracts and strong recurring revenue, as well as specialized technologies and complementary products.

Approach: The acquisition process involves identifying potential liabilities, streamlining operations to reduce costs, and forecasting financial impacts before execution and integration.

2.	Winning New Customers:

Objective: The company aims to significantly expand its customer base both domestically and internationally, tapping into new markets and sectors.

Method: This expansion will be achieved through targeted marketing, enhanced service offerings, and leveraging the company’s reputation for quality and innovation.

3.	Expanding Within Existing Customers:

Land-and-Expand Approach: ReachOut intends to deepen its relationships with existing customers by selling subscriptions to additional users, offering suites with more functionality, and providing a la carte services.

Customer Engagement: This strategy involves understanding and responding to existing customers’ evolving needs, thereby increasing customer loyalty and revenue per customer.

4.	Service Expansion and Innovation:

R&D Investment: Continued investment in research and development is planned to add new solutions to the product portfolio and enhance the reliability, availability, and scalability of the cloud security platform.

Innovation Focus: Emphasis on developing cutting-edge solutions that address emerging cybersecurity threats and IT service needs.

5.	Targeting Additional Market Segments:

Market Expansion: ReachOut is targeting expansion into small businesses, the education sector, and companies requiring IT and cybersecurity compliance with U.S. state and federal government agencies.

Addressable Market Growth: This expansion aims to grow the company’s immediate addressable market in the near- to medium-term.

ReachOut Technology’s growth strategy is multifaceted, focusing on strategic acquisitions, customer base expansion, deepening relationships with existing clients, continuous innovation in services, and targeting new market segments. This approach positions the company for sustained growth and expansion in the evolving cybersecurity and IT services landscape.

Emerging Growth Company

We are and we will remain an “emerging growth company” as defined under The Jumpstart Our Business Startups Act (the “JOBS Act”), until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or (iv) the date on which we are deemed a “large accelerated filer” (with at least $700 million in public float) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

As an “emerging growth company”, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis” disclosure;

●	reduced disclosure about our executive compensation arrangements;

●	no requirement that we hold non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We have taken advantage of some of these reduced burdens, and thus the information we provide stockholders may be different from what you might receive from other public companies in which you hold shares.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $250 million and annual revenues of less than $100 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time as we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”. Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act (“SOX”) requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.

ABOUT THIS OFFERING

This offering relates to the resale of up to an aggregate of $3,000,000 in put shares (“Put Shares”) that we may put to TRILLIUM pursuant to the Equity Financing Agreement. Assuming the resale of all 600,000,000 shares offered in this prospectus as Put Shares, this would constitute approximately 96.4% of our outstanding common stock. It is likely that the number of shares offered in this registration statement is insufficient to allow us to receive the full amount of proceeds under the Equity Financing Agreement.

The amount of $3,000,000 was selected based on our anticipated capital needs. Our ability to receive the full amount is largely dependent on the daily dollar volume of stock traded during the effective period. Based strictly on the current daily trading dollar volume up to February 20, 2024, we believe it is unlikely that we will be able to receive the entire $3,000,000.

On January 8, 2024, we entered into the Equity Financing Agreement with TRILLIUM pursuant to which, we have the right, for a two year period, commencing on the date of the Equity Financing Agreement (but not before the date which the SEC first declares effective this registration statement) (the “Commitment Period”), of which this prospectus forms a part, registering the resale of the Put Shares by TRILLIUM, to resell the Put Shares purchased by TRILLIUM under the Equity Financing Agreement.

In order to sell shares to TRILLIUM under the Equity Financing Agreement, during the Commitment Period, the Company must deliver to TRILLIUM a written put notice on any trading day (the “Put Date”), setting forth the dollar amount to be invested by TRILLIUM (the “Put Notice”). For each share of our common stock purchased under the Equity Financing Agreement, TRILLIUM will pay 85% of the lowest closing bid price (“Closing Price”) of any trading day during the ten (10) trading days immediately following the date on which we have deposited an estimated amount of Put Shares to TRILLIUM’s brokerage account in the manner provided by the Equity Financing Agreement (the “Valuation Period”). We may, at our sole discretion, issue a Put Notice to TRILLIUM and TRILLIUM will then be irrevocably bound to acquire such shares.

The Equity Financing Agreement provides that the number of Put Shares to be sold to TRILLIUM shall not exceed the number of shares that when aggregated together with all other shares of our common stock which TRILLIUM is deemed to beneficially own, would result in TRILLIUM owning more than 9.99% of our outstanding common stock.

We are relying on an exemption from the registration requirements of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The transaction does involve a private offering, TRILLIUM is an “accredited investor” and/or qualified institutional buyer and TRILLIUM has access to information about us and its investment.

Assuming the sale of the entire $3,000,000 in Put Shares being registered hereunder pursuant to the Equity Financing Agreement, we will be able to receive $3,000,000 in gross proceeds. Neither the Equity Financing Agreement nor any rights or obligations of the parties under the Equity Financing Agreement may be assigned by either party to any other person.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Equity Financing Agreement. These risks include dilution of stockholders, significant decline in our stock price and our inability to draw sufficient funds when needed.

TRILLIUM will periodically purchase our common stock under the Equity Financing Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to TRILLIUM to raise the same amount of funds, as our stock price declines.

The Offering

Shares of common stock offered by TRILLIUM:	600,000,000 shares of common stock

Common stock to be outstanding after the offering:	Up to 949,488.710 shares of common stock.

Use of proceeds:	We will not receive any proceeds from the sale of the shares of common stock offered by Selling Security Holder. However, we will receive proceeds from sale of our common stock under the Purchase Agreement. See “Use of Proceeds.”

Risk factors:	You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page 11 and all other information set forth in this prospectus before investing in our common stock.

OTC Markets Symbol:	YCRM

Past Transactions With Trillium Partners, L.P.

In November 2023, YCRM issued a convertible note payable, warrants to purchase to the Company’s common stock and Series D Preferred Shares to Trillium Partners, L.P. The convertible note has principal of $470,000, bears interest at 12%, matures on May 31, 2025 and may be converted to common shares at the lower of $0.0003 or 50% of the lowest traded price during the thirty days prior to conversion. The warrants allow the holder to purchase 142,424,186 shares of common stock for $0.0003 (subject to certain specified adjustments) for a period of seven years from the date of issuance. The issuance of 1,000,000 Series D Preferred shares of stock, is entitled to 2% cumulative dividend based on the stated value ($1.00), has voting rights (based upon common stock equivalent shares) and are convertible into common stock at a percentage (10%) of the issued and outstanding shares.

On January 11, 2024, YCRM issued a convertible note payable and warrants to purchase to the Company’s common stock to Trillium Partners, L.P. The convertible note has principal of $539,000, bears interest at 12%, matures on May 31, 2025 and may be converted to common shares at the lower of $0.0003 or 50% of the lowest traded price during the thirty days prior to conversion. The warrants allow the holder to purchase 163,333,333 shares of common stock for $0.0003 (subject to certain specified adjustments) for a period of seven years from the date of issuance.

Capital Requirements

Analysis of our business acquisition and operations cost indicates a requirement of $3,000,000 or more. Based on market response to our products, services, and technologies, it is management’s opinion that we will require additional funding.

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

We will need to raise additional capital.

We will need to obtain additional operating capital either through equity offerings, debt offerings or a combination thereof, in the future. In addition, if, in the future, we are not capable of generating sufficient revenues from operations and its capital resources are insufficient to meet future requirements, we may have to raise funds to allow us to continue to commercialize, market and sell our products. We cannot be certain that funding will be available on acceptable terms or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that may impact our ability to conduct business. If we are unable to raise additional capital if required or on acceptable terms, we may have to significantly scale back, delay or discontinue the development and/or commercialization of our technology, restrict our operations or obtain funds by entering into agreements on unattractive terms.

Our financial status raises doubt about our ability to continue as a going concern.

Our cash and cash equivalents were $0 at October 31, 2023. For the year ended October 31, 2023, the Company has incurred a net loss of $424,031 and used cash in operations of $120,832. The working capital deficit, stockholders’ deficit and accumulated deficit were $1,657,168, $2,014,190 and $4,456,156, respectively, at October 31, 2023. These matters raise substantial doubt about our ability to continue as a going concern for a period of twelve months from the issuance date of our condensed consolidated financial statements included elsewhere in this Form S-1. Our ability to continue as a going concern is dependent upon management’s ability to further implement its business plan and raise additional capital as needed from the sales of stock or debt. We continue to implement cost-cutting measures, raise equity through our effective S-1 private placement, restructure or repay our secured obligations and structure payment plans, if necessary, with vendors and service providers who are owed money. The accompanying consolidated financial statements elsewhere in this Form S-1 do not include any adjustments that might be required should we be unable to continue as a going concern. We continue to incur significant operating losses, and management expects that significant on-going operating expenditures will be necessary to successfully implement our business plan and develop and market our products. Implementation of our plans and our ability to continue as a going concern will depend upon our ability to market our technology and raise additional capital.

Management believes that we have access to capital resources through possible public or private equity offerings, exchange offers, debt financings, corporate collaborations or other means. In addition, we continue to explore opportunities to strategically monetize our technology and our services, although there can be no assurance that we will be successful with such plans. We have historically been able to raise capital through equity and debt offerings, although no assurance can be provided that we will continue to be successful in the future. If we are unable to raise sufficient capital through 2024 or otherwise, we may be required to severely curtail, or even to cease, our operations.

If our proposed marketing efforts are unsuccessful, we may not earn enough revenue to expand our operations.

Our success will depend on investment in marketing resources and the successful implementation of our marketing plan. Our marketing plan may include advertising and promotional materials and advertising campaigns in print and/or broadcast media. We cannot give any assurance that our marketing efforts will be successful. If they are not, revenue may not be sufficient to cover our fixed costs and we may not become profitable.

We may be unable to respond to rapid technology changes and innovative products.

In a constantly changing and innovative technology market with frequent new product introductions, enhancement and modifications, we may be forced to implement and develop new technologies into our products for anticipation of changing customer requirements that may significantly impact costs in order to retain or enhance our competitive position in existing and new markets.

There is intense competition in our market.

Our market is very saturated and intensely competitive. Our management is aware that failure to compete with direct market leading companies and new entrants will affect overall business. Therefore, the faster innovative applications and technologies are implemented to the developed product; the better the pricing and commercial business strategies management will be able to offer to businesses. Competitive factors in this market are all related to product performance, price, customer service, training platforms, reputation, sales and marketing effectiveness.

Future acquisitions may be unsuccessful and may negatively affect operations and financial condition.

The integration of businesses, personnel, product lines and technologies can be difficult, time consuming and subject to significant risks. Any difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and decrease our revenue.

We may be unable to protect our intellectual property.

Our ability to protect proprietary technology and operate without infringing the rights of others will allow our business to compete successfully and achieve future revenue growth. If we are unable to protect proprietary technology or infringe upon the rights of others, it could negatively impact our operating results.

If we lose our key personnel or are unable to hire additional personnel, we will have trouble growing our business.

We depend to a large extent on the abilities of our key management. The loss of any key employee or our inability to attract or retain other qualified employees could seriously impair our results of operations and financial condition.

Our future success depends on our ability to attract, retain and motivate highly skilled technical, marketing, management, accounting and administrative personnel. We plan to hire additional personnel in all areas of our business as we grow. Competition for qualified personnel is intense. As a result, we may be unable to attract and retain qualified personnel. We may also be unable to retain the employees that we currently employ or to attract additional technical personnel. The failure to retain and attract the necessary personnel could seriously harm our business, financial condition and results of operations.

Because our executive officers collectively own a majority of our outstanding shares, they can elect our directors without regard to other stockholders’ votes.

Our CEO, Richard Jordan, has majority voting control through his ownership of 475,000 shares of Series A preferred stock. As a result, he may elect all of our directors, who in turn elect all executive officers, without regard to the votes of other stockholders. The voting control of Mr. Jordan gives him the ability to authorize change-in-control transactions, amendments to our Articles of Incorporation and other matters that may not be in the best interests of our minority stockholders. In this regard, Mr. Jordan has absolute control over our management and affairs.

Acquisitions, investments and other strategic relationships and alliances, if pursued, may involve significant cash expenditures, debt incurrence, operating losses, and expenses that could have a material adverse effect on our financial condition and operating results. Acquisitions involve numerous other risks, including:

●	Diversion of management time and attention from daily operations;

●	Difficulties integrating acquired businesses, technologies and personnel into our business;

●	Inability to obtain required regulatory approvals and/or required financing on favorable terms;

●	Entry into new markets in which we have little previous experience;

●	Potential loss of our key employees, key contractual relationships or key customers of acquired companies; and

●	Assumption of the liabilities and exposure to unforeseen liabilities of acquired companies.

If these types of transactions are pursued, it may be difficult for us to complete these transactions quickly and to integrate these acquired operations efficiently into its current business operations. Any acquisitions, investments or other strategic relationships and alliances by us may ultimately harm our business and financial condition. In addition, future acquisitions may not be as successful as originally anticipated and may result in impairment charges.

We may be required to record a significant charge to earnings as we are required to reassess our goodwill or other intangible assets arising from acquisitions.

We are required under U.S. GAAP to review our intangible assets, including goodwill for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment annually or more frequently if facts and circumstances warrant a review. Factors that may be considered a change in circumstances indicating that the carrying value of our amortizable intangible assets may not be recoverable include a decline in stock price and market capitalization and slower or declining growth rates in our industry. We may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined.

Risks Related to Consolidated Operations

Since we have acquired ReachOut and changed our focus to cyber security, it is difficult for potential investors to evaluate our future consolidated business.

We completed the ReachOut acquisition on November 9, 2023. Therefore, our limited consistent operating history makes it difficult for potential investors to evaluate our business or prospective operations and your purchase of our securities. Therefore, we are subject to the risks inherent in the financing, expenditures, complications and delays inherent in a newly combined business. These risks are described below under the risk factor titled “Any future acquisitions that we may make could disrupt our business, cause dilution to our stockholders and harm our business, financial condition or operating results.”

Failure to manage our growth may be detrimental to our business because our infrastructure may not be adequate for expansion

The Reachout acquisition and any planned acquisition require a substantial expansion of our systems, workforce and facilities. We may fail to adequately manage our anticipated future growth. The substantial growth in our operations as a result of the Reachout and planned acquisitions is expected to place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. Reachout’s growth strategy includes broadening its service and product offerings, implementing an aggressive marketing plan and employing leading technologies. There can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

To the extent we acquire other businesses, we will also need to integrate and assimilate new operations, technologies and personnel. The integration of new personnel will continue to result in some disruption to ongoing operations. The ability to effectively manage growth in a rapidly evolving market requires effective planning and management processes. We will need to continue to improve operational, financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force. There can be no assurance that we would be able to accomplish such an expansion on a timely basis. If we are unable to affect any required expansion and are unable to perform under contracts on a timely and satisfactory basis, the reputation and eligibility to secure additional contracts in the future could be damaged. The failure to perform could also result in a contract terminations and significant liability. Any such result would adversely affect our business and financial condition.

We will need to increase the size of our organization, and we may experience difficulties in managing growth, which would hurt our financial performance.

In addition to employees hired from Reachout and any other companies which we may acquire, we will need to expand our employee infrastructure for managerial, operational, financial and other resources at the parent company level. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively.

In order to manage our future growth, we will need to continue to improve our management, operational and financial controls and our reporting systems and procedures. All of these measures will require significant expenditures and will demand the attention of management. If we do not continue to enhance our management personnel and our operational and financial systems and controls in response to growth in our business, we could experience operating inefficiencies that could impair our competitive position and could increase our costs more than we had planned. If we are unable to manage growth effectively, our business, financial condition and operating results could be adversely affected.

Our business depends on experienced and skilled personnel, and if we are unable to attract and integrate skilled personnel, it will be more difficult for us to manage our business and complete contracts.

The success of our business depends on the skill of our personnel. Accordingly, it is critical that we maintain, and continue to build, a highly experienced management team and specialized workforce, including sales professionals. Competition for personnel, particularly those with expertise in government consulting and a security clearance is high, and identifying candidates with the appropriate qualifications can be costly and difficult. We may not be able to hire the necessary personnel to implement our business strategy given our anticipated hiring needs, or we may need to provide higher compensation or more training to our personnel than we currently anticipate. In addition, our ability to recruit, hire and indirectly deploy former employees of the U.S. Government is subject to complex laws and regulations, which may serve as an impediment to our ability to attract such former employees.

Our business is labor intensive and our success depends on our ability to attract, retain, train and motivate highly skilled employees, including employees who may become part of our organization in connection with future acquisitions. The increase in demand for consulting, technology integration and managed services has further increased the need for employees with specialized skills or significant experience in these areas. Our ability to expand our operations will be highly dependent on our ability to attract a sufficient number of highly skilled employees and to retain our employees and the employees of companies that we have acquired. We may not be successful in attracting and retaining enough employees to achieve our desired expansion or staffing plans. Furthermore, the industry turnover rates for these types of employees are high and we may not be successful in retaining, training or motivating our employees. Any inability to attract, retain, train and motivate employees could impair our ability to adequately manage and complete existing projects and to accept new client engagements. Such inability may also force us to increase our hiring of independent contractors, which may increase our costs and reduce our profitability on client engagements. We must also devote substantial managerial and financial resources to monitoring and managing our workforce. Our future success will depend on our ability to manage the levels and related costs of our workforce.

In the event we are unable to attract, hire and retain the requisite personnel and subcontractors, we may experience delays in completing contracts in accordance with project schedules and budgets, which may have an adverse effect on our financial results, harm our reputation and cause us to curtail our pursuit of new contracts. Further, any increase in demand for personnel may result in higher costs, causing us to exceed the budget on a contract, which in turn may have an adverse effect on our business, financial condition and operating results and harm our relationships with our customers.

We expect to expand our business, in part, through future acquisitions, but we may not be able to identify or complete suitable acquisitions, which could harm our financial performance.

Acquisitions are a significant part of our growth strategy. We continually review, evaluate and consider potential investments and acquisitions. In such evaluations, we are required to make difficult judgments regarding the value of business opportunities and the risks and cost of potential liabilities. We plan to use acquisitions of companies or technologies to expand our project skill-sets and capabilities, expand our geographic markets, add experienced management and increase our product and service offerings. Although we have identified several acquisition considerations, we may be unable to implement our growth strategy if we cannot reach agreement with acquisition targets on acceptable terms or arrange required financing for acquisitions on acceptable terms. In addition, the time and effort involved in attempting to identify acquisition candidates and consummate acquisitions may divert members of our management from the operations of our company.

Any future acquisitions that we may make could disrupt our business, cause dilution to our stockholders and harm our business, financial condition or operating results.

If we are successful in consummating acquisitions, those acquisitions could subject us to a number of risks, including, but not limited to:

●	the purchase price we pay and/or unanticipated costs could significantly deplete our cash reserves or result in dilution to our existing stockholders;

●	we may find that the acquired company or technologies do not improve market position as planned;

●	we may have difficulty integrating the operations and personnel of the acquired company, as the combined operations will place significant demands on the Company’s management, technical, financial and other resources;

●	key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition;

●	we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

●	we may assume or be held liable for risks and liabilities (including environmental-related costs) as a result of our acquisitions, some of which we may not be able to discover during our due diligence or adequately adjust for in our acquisition arrangements;

●	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

●	we may incur one-time write-offs or restructuring charges in connection with the acquisition;

●	we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

●	we may not be able to realize the cost savings or other financial benefits we anticipated.

We cannot assure you that we will successfully integrate or profitably manage any acquired business. In addition, we cannot assure you that, following any acquisition, our continued business will achieve sales levels, profitability, efficiencies or synergies that justify acquisition or that the acquisition will result in increased earnings for us in any future period. These factors could have a material adverse effect on our business, financial condition and operating results.

Insurance and contractual protections may not always cover lost revenue, increased expenses or liquidated damages payments, which could adversely affect our financial results.

Although we maintain insurance and intend to obtain warranties from suppliers, obligate subcontractors to meet certain performance levels and attempt, where feasible, to pass risks we cannot control to our customers, the proceeds of such insurance, warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenue, increased expenses or liquidated damages payments that may be required in the future.

We may be subject to damages resulting from claims that the Company or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Upon completion of any acquisitions by the Company, we may be subject to claims that our acquired companies and their employees may have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers or competitors. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain products, which could severely harm our business.

The loss of our Chief Executive Officer (CEO) or other key personnel may adversely affect our operations.

The Company’s success depends to a significant extent upon the operation, experience, and continued services of certain of its officers, including our CEO, as well as other key personnel. While our CEO and the executive officers of Reachout are expected to be employed under future employment contracts, there is no assurance we will be able to retain their services. The loss of our CEO or several of the other key personnel could have an adverse effect on the Company. If the CEO or other executive officers were to leave, we would face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any successor obtains the necessary training and experience. In addition, our CEO, CFO and other key personnel do not have prior experience in SEC reporting obligations. Furthermore, we do not maintain “key person” life insurance on the lives of any executive officer and their death or incapacity would have a material adverse effect on us. The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect our business.

Internal system or service failures could disrupt our business and impair our ability to effectively provide our services and products to our customers, which could damage our reputation and adversely affect our revenues and profitability.

Any system or service disruptions, including those caused by ongoing projects to improve our information technology systems and the delivery of services, if not anticipated and appropriately mitigated, could have a material adverse effect on our business including, among other things, an adverse effect on our ability to bill our customers for work performed on our contracts, collect the amounts that have been billed and produce accurate financial statements in a timely manner. We are also subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, cyber security threats, natural disasters, power shortages, terrorist attacks or other events, which could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs, subject us to claims and damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our future results could be adversely affected.

We expect to enter into joint ventures, teaming and other arrangements, and these activities involve risks and uncertainties.

We expect to enter into joint ventures, teaming and other arrangements. These activities involve risks and uncertainties, including the risk of the joint venture or applicable entity failing to satisfy its obligations, which may result in certain liabilities to us for guarantees and other commitments, the challenges in achieving strategic objectives and expected benefits of the business arrangement, the risk of conflicts arising between us and our partners and the difficulty of managing and resolving such conflicts, and the difficulty of managing or otherwise monitoring such business arrangements.

Our business and operations expose us to numerous legal and regulatory requirements and any violation of these requirements could harm our business.

We are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition. Compliance with diverse and changing legal requirements is costly, time-consuming and requires significant resources. We are also focused on expanding our business in industries, which are highly regulated and may expose us to increased compliance risk. Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations.

If we do not adequately protect our intellectual property rights, we may experience a loss of revenue and our operations may be materially harmed.

We rely upon confidentiality agreements signed by our employees, consultants and third parties to protect our intellectual property. We cannot assure you that we can adequately protect our intellectual property or successfully prosecute potential infringement of our intellectual property rights. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. Our failure to protect our intellectual property rights may result in a loss of revenue and could materially adversely affect our operations and financial condition.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world. Weak economic conditions sustained uncertainty about global economic conditions, concerns about future U.S. budgetary cuts, or a prolonged or further tightening of credit markets could cause our customers and potential customers to postpone or reduce spending on technology products or services or put downward pressure on prices, which could have an adverse effect on our business, results of operations or cash flows. In the event of extreme prolonged adverse market events, such as a global credit crisis, we could incur significant losses.

Risks Related to Our Common Stock

We are eligible to be treated as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in this Form S-1 and our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this Form S-1. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the Commission following the date we are no longer an “emerging growth company” as defined in the JOBS “Act. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Our directors and executive officers beneficially own a significant number of shares of our common stock. Their interests may conflict with our outside stockholders, who may be unable to influence management and exercise control over our business.

As of the date of this Form S-1, our executive officers directors and the original equity investors in ReachOut Technology together beneficially own approximately 87.5% of our shares of common stock through the ownership of Series C Convertible Preferred Stock and the CEO owns 475,000 shares of Series A preferred stock the voting rights for the Series A shares entitles the shareholder to voting rights equal to the number of common shares outstanding 232,977,455 which will always grant the holder a majority voting capability. As a result, our executive officers and directors may be able to: elect or defeat the election of our directors, amend or prevent amendment to our certificates of incorporation or bylaws, effect or prevent a merger, sale of assets or other corporate transaction, and control the outcome of any other matter submitted to the shareholders for vote. Accordingly, our outside stockholders may be unable to influence management and exercise control over our business.

We do not intend to pay cash dividends to our stockholders, so you will not receive any return on your investment in our Company prior to selling your interest in the Company.

We have never paid any dividends to our common stockholders as a public company. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any cash dividends in the foreseeable future. If we determine that we will pay cash dividends to the holders of our common stock, we cannot assure that such cash dividends will be paid on a timely basis. The success of your investment in the Company will likely depend entirely upon any future appreciation. As a result, you will not receive any return on your investment prior to selling your shares in our Company and, for the other reasons discussed in this “Risk Factors” section, you may not receive any return on your investment even when you sell your shares in our Company.

Anti-Takeover, Limited Liability and Indemnification Provisions

Some provisions of our Articles of Incorporation and by-laws may deter takeover attempts, which may inhibit a takeover that stockholders consider favorable and limit the opportunity of our stockholders to sell their shares at a favorable price.

Under our Articles of Incorporation, our Board of Directors may issue additional shares of common or preferred stock. Our Board of Directors has the ability to authorize “blank check” preferred stock without future shareholder approval. This makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares and/or any other transaction that might otherwise be deemed to be in their best interests, and thereby protects the continuity of our management and limits an investor’s opportunity to profit by their investment in the Company. Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

●	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group,

●	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent Board of Directors, or

●	effecting an acquisition that might complicate or preclude the takeover.

Our indemnification of our officers and directors may cause us to use corporate resources to the detriment of our stockholders.

Our Articles of Incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Nevada law. This limitation does not affect the availability of equitable remedies, such as iGAunctive relief or rescission. Our Articles of Incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law.

Under Nevada law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

●	conducted himself or herself in good faith, reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

●	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys’ fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification will be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us under the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The obligations associated with being a public company require significant resources and management attention, which may divert from our business operations.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition, proxy statement, and other information. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Our Chief Executive Officer and Chief Financial Officer will need to certify that our disclosure controls and procedures are effective in ensuring that material information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. We may need to hire additional financial reporting, internal controls and other financial personnel in order to develop and implement appropriate internal controls and reporting procedures. As a result, we will incur significant legal, accounting and other expenses. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our selling, general and administrative expenses.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting. In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act of 2002, then we may not be able to obtain the independent account and certifications required by that act, which may preclude us from keeping our filings with the SEC current, and interfere with the ability of investors to trade our securities or our ability to list our shares on any national securities exchange.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. With each prospective acquisition we may make we will conduct whatever due diligence is necessary or prudent to assure us that the acquisition target can comply with the internal controls’ requirements of the Sarbanes-Oxley Act. Notwithstanding our diligence, certain internal controls deficiencies may not be detected. As a result, any internal control deficiencies may adversely affect our financial condition, results of operations and access to capital. We have not performed an in-depth analysis to determine if historical undiscovered failures of internal controls exist, and may in the future discover areas of our internal controls that need improvement.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. As a public company, these rules and regulations may make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	our ability to execute our business plan and complete prospective acquisitions;

●	changes in our industry;

●	competitive pricing pressures;

●	our ability to obtain working capital financing;

●	additions or departures of key personnel;

●	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

●	sales of our common stock;

●	operating results that fall below expectations;

●	regulatory developments;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results;

●	our inability to develop or acquire new or needed technologies;

●	the public’s response to press releases or other public announcements by us or third parties, including filings with the SEC;

●	changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

●	the development and sustainability of an active trading market for our common stock; and

●	any future sales of our common stock by our officers, directors and significant stockholders.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our shares of common stock are thinly traded, the price may not reflect our value, and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are thinly traded, our common stock is available to be traded and is held by a small number of holders, and the price may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business, among other things. We will take certain steps including utilizing investor awareness campaigns and firms, press releases, road shows and conferences to increase awareness of our business. Any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business, and trading may be at an inflated price relative to the performance of the Company due to, among other things, the availability of sellers of our shares.

If an active market should develop, the price may be highly volatile. Because there is currently a low price for our shares of common stock, many brokerage firms or clearing firms are not willing to effect transactions in the securities or accept our shares for deposit in an account. Many lending institutions will not permit the use of low-priced shares of common stock as collateral for any loans. Furthermore, our securities are currently traded on the OT Markets where it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about these companies, and (3) to obtain needed capital.

Our common stock may be deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

Our common stock is currently subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or another national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenues of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in these securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the expiration of any statutory holding period under Rule 144, or shares issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our Form S-1 filings disclose the dilutive effect of the Company’s stock sales under various offerings.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect the price of our common stock and impair our ability to raise capital through the sale of shares.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us having become public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on our behalf.

Any substantial sale of stock by existing shareholders could depress the market value of our stock, thereby devaluing the market price and causing investors to risk losing all or part of their investment.

Stockholders, including our directors and officers hold a large number of our outstanding shares. We can make no prediction as to the effect, if any, that sales of shares, or the availability of shares for future sale, will have on the prevailing market price of our shares of common stock. Sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could depress prevailing market prices for the shares. Such sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price which it deems appropriate.

Our issuance of preferred stock in the future may adversely affect the rights of our common stockholders.

Our Articles of Incorporation, as amended, permits us to issue up to 20,000,000 shares of preferred stock with such rights and preferences as the Board of Directors may designate. As a result, our Board of Directors may authorize a series of preferred stock that would grant to preferred stockholders’ preferential rights to our assets upon liquidation; the right to receive dividends before dividends become payable to our common stockholders; the right to redemption of the preferred stock prior to the redemption of our common stock; and super-voting rights to our preferred stockholders. To the extent that we designate and issue such a class or series of preferred stock, the rights of our common stockholders may be impaired.

Risks Related to Our IP

Our Success May Depend on Our Ability to Obtain and Protect the Proprietary Information.

As we acquire companies with intellectual property (“IP”) that is important to the development of our business model, we will need to:

●	obtain valid and enforceable patents;

●	protect trade secrets; and

●	operate without infringing upon the proprietary rights of others.

We will be able to protect our proprietary technology from unauthorized use by third parties only to the extent that such proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. Any non-confidential disclosure to or misappropriation by third parties of our confidential or proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in our market.

The patent application process, also known as patent prosecution, is expensive and time-consuming, and we and our current or future licensors and licensees may not be able to prepare, file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we or our current licensors, or any future licensors or licensees, will fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, these and any of our patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. It is possible that defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example with respect to proper priority claims or inventorship. If we or our current licensors or licensees, or any future licensors or licensees, fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our current licensors or licensees, or any future licensors or licensees, are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form or preparation of our patents or patent applications, such patents or applications may be invalid and unenforceable. Any of these outcomes could impair our ability to prevent competition from third parties, which may harm our business.

The patent applications that we may own or license may fail to result in issued patents in the United States or in other countries. Even if patents do issue on such patent applications, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. For example, U.S. patents can be challenged by any person before the new USPTO Patent Trial and Appeals Board at any time within the one-year period following that person’s receipt of an allegation of infringement of the patents. Patents granted by the European Patent Office may be similarly opposed by any person within nine months from the publication of the grant. Similar proceedings are available in other jurisdictions, and in the United States, Europe and other jurisdictions third parties can raise questions of validity with a patent office even before a patent has granted. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property or prevent others from designing around our claims. If the breadth or strength of protection provided by the patents and patent applications we hold or pursue with respect to our product candidates is successfully challenged, then our ability to commercialize such product candidates could be negatively affected, and we may face unexpected competition that could harm our business. Further, if we encounter delays in our clinical trials, the period of time during which we or our collaborators could market our product candidates under patent protection would be reduced.

The degree of future protection of our proprietary rights is uncertain. Patent protection may be unavailable or severely limited in some cases and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

●	we might not have been the first to invent or the first to file the inventions covered by each of our pending patent applications and issued patents;

●	others may be able to make, use, sell, offer to sell or import products that are similar to our products or product candidates but that are not covered by the claims of our patents; others may independently develop similar or alternative technologies or duplicate any of our technologies;

●	the proprietary rights of others may have an adverse effect on our business;

●	any proprietary rights we do obtain may not encompass commercially viable products, may not provide us with any competitive advantages or may be challenged by third parties;

●	any patents we obtain or our in-licensed issued patents may not be valid or enforceable; or

●	we may not develop additional technologies or products that are patentable or suitable to maintain as trade secrets.

If we fail to prosecute, maintain and enforce patent protection for our product candidates, our ability to develop and commercialize our product candidates could be harmed and we might not be able to prevent competitors from making, using and selling competing products. This failure to properly protect the intellectual property rights relating to our product candidates could harm our business, financial condition and operating results. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

Even where laws provide protection, costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and the outcome of such litigation would be uncertain. If we or one of our collaborators were to initiate legal proceedings against a third party to enforce a patent covering the product candidate, the defendant could assert an affirmative defense or counterclaim that our patent is not infringed, invalid and/or unenforceable. In patent litigation in the United States, defendant defenses and counterclaims alleging non-infringement, invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, anticipation or obviousness, and lack of written description, definiteness or enablement. Patents may be unenforceable if someone connected with prosecution of the patent withheld material information from the USPTO, or made a misleading statement, during prosecution. The outcomes of proceedings involving assertions of invalidity and unenforceability are unpredictable. It is possible that prior art of which we and the patent examiner were unaware during prosecution exists, which would render our patents invalid. Moreover, it is also possible that prior art may exist that we are aware of, but that we do not believe are relevant to our current or future patents, that could nevertheless be determined to render our patents invalid. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability of our patents covering one of our product candidates, we would lose at least part, and perhaps all, of the patent protection on such product candidate. Such a loss of patent protection would harm our business. Moreover, our competitors could counterclaim in any suit to enforce our patents that we infringe their intellectual property. Furthermore, some of our competitors have substantially greater intellectual property portfolios, and resources, than we do.

Our ability to stop third parties from using our technology or making, using, selling, offering to sell our technology is dependent upon the extent to which we have rights under valid and enforceable patents that cover these activities. If any patent we currently or in the future may own or license is deemed not infringed, invalid or unenforceable, it could impact our commercial success. We cannot predict the breadth of claims that may be issued from any patent applications we currently or may in the future own or license from third parties.

To the extent that consultants or key employees apply technological information independently developed by them or by others to our product candidates, disputes may arise as to who has the proprietary rights to such information and product candidates, and certain of such disputes may not be resolved in our favor. Consultants and key employees that work with our confidential and proprietary technologies are required to assign all intellectual property rights in their inventions and discoveries created during the scope of their work to our company. However, these consultants or key employees may terminate their relationship with us, and we cannot preclude them indefinitely from dealing with our competitors.

If we are unable to prevent disclosure of our trade secrets or other confidential information to third parties, our competitive position may be impaired.

We also may rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. Our ability to stop third parties from obtaining the information or know-how necessary to make, use, sell, offer to sell or import our products or practice our technology is dependent in part upon the extent to which we prevent disclosure of the trade secrets that cover these activities. Trade secret rights can be lost through disclosure to third parties. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our trade secrets to third parties, resulting in loss of trade secret protection. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how, which would not constitute a violation of our trade secret rights. Enforcing a claim that a third party is engaged in the unlawful use of our trade secrets is expensive, difficult and time consuming, and the outcome is unpredictable. In addition, recognition of rights in trade secrets and a willingness to enforce trade secrets differs in certain jurisdictions.

If we are sued for infringing intellectual property rights of third parties, it will be costly and time consuming, and an unfavorable outcome in that litigation could harm our business.

Our commercial success depends significantly on our ability to operate without infringing, violating or misappropriating the patents and other proprietary rights of third parties. Our own technologies we acquire or develop may infringe, violate or misappropriate the patents or other proprietary rights of third parties, or we may be subject to third-party claims of such infringement. Numerous U.S. and foreign issued patents and pending patent applications owned by third parties, exist in the fields in which we are developing our product candidates. Because some patent applications may be maintained in secrecy until the patents are issued, because publication of patent applications is often delayed, and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that we were the first to invent the technology or that others have not filed patent applications for technology covered by our pending applications. We may not be aware of patents that have already issued that a third party might assert are infringed by our product candidates. It is also possible that patents of which we are aware, but which we do not believe are relevant to our product candidates, could nevertheless be found to be infringed by our product candidates. Moreover, we may face patent infringement claims from non-practicing entities that have no relevant product revenue and against whom our own patent portfolio may thus have no deterrent effect. In the future, we may agree to indemnify our manufacturing partners against certain intellectual property claims brought by third parties.

Intellectual property litigation involves many risks and uncertainties, and there is no assurance that we will prevail in any lawsuit brought against us. Third parties making claims against us for infringement, violation or misappropriation of their intellectual property rights may seek and obtain iGAunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our product candidates. Further, if a patent infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit. Defense of these claims, regardless of their merit, would cause us to incur substantial expenses and, would be a substantial diversion of resources from our business. In the event of a successful claim of any such infringement, violation or misappropriation, we may need to obtain licenses from such third parties and we and our partners may be prevented from pursuing product development or commercialization and/or may be required to pay damages. We cannot be certain that any licenses required under such patents or proprietary rights would be made available to us, or that any offer to license would be made available to us on commercially reasonable terms. If we cannot obtain such licenses, we and our collaborators may be restricted or prevented from manufacturing and selling products employing our technology. These adverse results, if they occur, could adversely affect our business, results of operations and prospects, and the value of our shares.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time consuming and unsuccessful.

The defense and prosecution of contractual or intellectual property lawsuits, USPTO interference or derivation proceedings, European Patent Office oppositions and related legal and administrative proceedings in the United States, Europe and other countries, involve complex legal and factual questions. As a result, such proceedings may be costly and time-consuming to pursue and their outcome is uncertain.

Litigation may be necessary to:

●	protect and enforce our patents and any future patents issuing on our patent applications;

●	enforce or clarify the terms of the licenses we have granted or may be granted in the future;

●	protect and enforce trade secrets, know-how and other proprietary rights that we own or have licensed, or may license in the future; or

●	determine the enforceability, scope and validity of the proprietary rights of third parties and defend against alleged patent infringement.

Competitors may infringe our intellectual property. As a result, we may be required to file infringement claims to stop third-party infringement or unauthorized use. This can be expensive, particularly for a company of our size, and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patent claims do not cover its technology or that the factors necessary to grant an iGAunction against an infringer are not satisfied. An adverse determination of any litigation or other proceedings could put one or more of our patents at risk of being invalidated, interpreted narrowly, or amended such that they do not cover our product candidates. Moreover, such adverse determinations could put our patent applications at risk of not issuing, or issuing with limited and potentially inadequate scope to cover our product candidates or to prevent others from marketing similar products.

Interference, derivation or other proceedings brought at the USPTO, may be necessary to determine the priority or patentability of inventions with respect to our patent applications or those of our licensors or potential collaborators. Litigation or USPTO proceedings brought by us may fail or may be invoked against us by third parties. Even if we are successful, domestic or foreign litigation or USPTO or foreign patent office proceedings may result in substantial costs and distraction to our management. We may not be able, alone or with our licensors or potential collaborators, to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other proceedings, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation or other proceedings. In addition, during the course of this kind of litigation or proceedings, there could be public announcements of the results of hearings, motions or other interim proceedings or developments or public access to related documents. If investors perceive these results to be negative, the market price for our common stock could be significantly harmed.

Some of our competitors may be able to sustain the costs of patent-related disputes, including patent litigation, more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

We may not be able to enforce our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on our product candidates in all countries throughout the world would be prohibitively expensive. The requirements for patentability may differ in certain countries, particularly in developing countries. Moreover, our ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in foreign intellectual property laws. Additionally, laws of some countries outside of the United States do not afford intellectual property protection to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property rights. This could make it difficult for us to stop the infringement of our patents or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, if our ability to enforce our patents to stop infringing activities is inadequate. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and resources from other aspects of our business. Furthermore, while we intend to protect our intellectual property rights in major markets for our products, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our products. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate.

Risks Related to this Offering.

TRILLIUM WILL PAY LESS THAN THE PREVAILING MARKET PRICE FOR OUR COMMON STOCK.

The common stock to be issued to TRILLIUM pursuant to the Equity Financing Agreement will be purchased at an 85% discount to the (“Market Price”, which is the lowest closing trading price (the closing trading price as reported by Bloomberg LP) of the common stock for any single trading day during the ten consecutive trading days immediately following the date of our notice to TRILLIUM of our election to put shares pursuant to the Equity Financing Agreement (the “Valuation Period”). TRILLIUM has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If TRILLIUM sells the shares, the price of our common stock could decrease. If our stock price decreases, TRILLIUM may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

Future issuances of common shares may be adversely affected by the Equity Line.

The market price of our common stock could decline as a result of issuances and sales by us, including pursuant to the Equity Line under the Equity Financing Agreement, or sales by our existing shareholders, of common stock, or the perception that these issuances and sales could occur. Sales by our shareholders might also make it more difficult for us to issue and sell common stock at a time and price that we deem appropriate. It is likely that the sale of shares by TRILLIUM will depress the market price of our common stock.

Draw downs under the Equity Financing Agreement may cause dilution to existing shareholders.

Under the terms of the Purchase Agreement, TRILLIUM has committed to purchase up to $3,000,000 worth of shares of our common stock. From time to time during the term of the Purchase Agreement, and at our sole discretion, we can present TRILLIUM with a Put Notice requiring TRILLIUM to purchase shares of our common stock. The purchase price (the “Purchase Price”) to be paid by TRILLIUM will be 85% of the Market Price, subject to a floor price of $0.005 per share, below which the Company shall not deliver a Put. provided that the number of shares to be purchased by TRILLIUM may not exceed the number of shares that, when added to the number of shares of our common stock then beneficially owned by TRILLIUM, would exceed 9.99% of our shares of common stock outstanding. As a result, our existing shareholders will experience immediate dilution upon the purchase of any of the shares by TRILLIUM. The issue and sale of the shares under the Purchase Agreement may also have an adverse effect on the market price of the common shares. TRILLIUM may resell some, if not all, of the shares that we issue to it under the Purchase Agreement and such sales could cause the market price of the common stock to decline significantly. To the extent of any such decline, any subsequent puts would require us to issue and sell a greater number of shares to TRILLIUM in exchange for each dollar of the put amount. Under these circumstances, the existing shareholders of our company will experience greater dilution. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by TRILLIUM, and because our existing stockholders may disagree with a decision to sell shares to TRILLIUM at a time when our stock price is low, and may in response decide to sell additional shares, further decreasing our stock price. If we draw down amounts under the Equity Line when our share price is decreasing, we will need to issue more shares to raise the same amount of funding.

There is no guarantee that we will satisfy the conditions to the Equity Financing Agreement.

Although the Purchase Agreement provides that we can require TRILLIUM to purchase, at our discretion, up to $3,000,000 worth of shares of our common stock in the aggregate, there can be no assurances given that we will be able to satisfy the closing conditions applicable for each put. Further, there are limitations on the number of shares in that each draw down amount is limited to the lowest closing bid price during the Valuation Period, subject to the floor. In addition, the number of shares to be purchased by TRILLIUM may not exceed the number of shares that, when added to the number of shares of our common stock then beneficially owned by TRILLIUM, would exceed 9.99% of our shares of common stock outstanding. Other conditions include requiring that the registration statement of which this prospectus forms a part remains effective at all times during the term of the Purchase Agreement, that there is no material adverse change to our business on the date of delivery of a Put Notice and that our common stock continues to trade of the OTC Markets. If we fail to satisfy the applicable closing conditions, we will not be able to sell the put shares to TRILLIUM.

There is no guarantee that we will be able to fully utilize the Equity Line.

There are limitations on the number of put shares that may be sold in each put. The number of put shares that TRILLIUM shall be obligated to purchase in a given put shall not exceed the number of shares that, when added to the number of shares of our common stock then beneficially owned by TRILLIUM, would exceed 9.99% of our shares of common stock outstanding. Thus, our ability to access the bulk of the funds available under the Purchase Agreement depends in part on TRILLIUM’s resale of stock purchased from us in prior puts. If with regard to a particular put, the share volume limitation is reached, we will not be able to sell the proposed put shares to TRILLIUM. Accordingly, the Equity Line may not be available at any given time to satisfy our funding needs.

Sales of put shares under the Purchase Agreement could result in the possibility of short sales.

Although TRILLIUM has agreed not to enter into any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act), of our common stock, the sale after delivery of a put notice of such number of shares of common stock reasonably expected to be purchased under a put notice is not deemed a “short sale.” Accordingly, TRILLIUM may enter into sales or other arrangements it deems appropriate with respect to shares of our common stock after it receives a put notice under the Purchase Agreement so long as such sales or arrangements do not involve more than the number of put shares expected to be purchased under the applicable put notice. Any downward pressure on the market price of our common stock due to the issue and sale of common stock under the Equity Line could encourage short sales. If the market price of our common stock decreases during the put period it will reduce the amount paid by TRILLIUM for the put shares. In a short sale, a prospective seller borrows common shares from a shareholder or broker and sells the borrowed common shares. The prospective seller hopes that the common share market price will decline, at which time the seller can purchase common shares at a lower price for delivery back to the lender. The seller profits when the common share market price declines because it is purchasing common shares at a price lower than the sale price of the borrowed common shares. Such sales could place downward pressure on the market price of the common stock by increasing the number of common shares being sold, which could further contribute to any decline of the market price of the common shares.

There is uncertainty as to number of subscription shares and the amount TRILLIUM will pay for the put shares.

The actual number of shares we will issue in any particular put or in total under the Purchase Agreement is uncertain. Subject to certain limitations in the Purchase Agreement, we have the discretion to give a put notice at any time throughout the term. The number of shares we must issue after giving a put notice will fluctuate based on the market price of the common shares during the put Valuation Period. TRILLIUM will receive more shares if the market price of our common stock declines. Since the price per share of each put share will fluctuate based on the market price of our common stock during the put Valuation Period, the actual amount TRILLIUM will pay for the put shares included in any particular put will decrease if the market price of our common stock declines.

Where You Can Find Us

Our principal executive offices are located at:

Yuengling’s Ice Cream Corporation

8910 West 192nd Street North, Mokena, IL 60448

Our telephone number at this address is: (312) 288-8000

Our website address is http://www.reachoutit.com

Forward-Looking Statements

Cautionary Note Regarding Forward-Looking Information and Factors That May Affect Future Results

This S-1 contains forward-looking statements regarding our business, financial condition, results of operations and prospects. The Securities and Exchange Commission (the “SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This filing and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance or results of current and anticipated sales efforts, expenses, the outcome of contingencies, such as legal proceedings, and financial results. Factors that could cause our actual results of operations and financial condition to differ materially are set forth in our Annual Report on Form 10-K for the fiscal year ended October 31, 2022, as filed with the SEC on February 14, 2023.

We caution that these factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus

Overview

Yuengling’s Ice Cream Corporation, (f/k/a Aureus, Inc.) (“Yuengling’s,” “YCRM,” “we,” “us,” or the “Company”) was incorporated in Nevada on April 19, 2013, under the name “Aureus Incorporated.” We were initially organized to develop and explore mineral properties in the state of Nevada. Effective December 15, 2017, we changed our name to “Hohme, Inc.,” and, effective February 7, 2019, we changed our name to “Aureus, Inc. and on September 14, 2021, the Company changed their name to Yuengling’s Ice Cream Corporation”. We are currently active in the state of Nevada.

In November, 2023, after the close of the 2023 fiscal year, YCRM completed its acquisition of ReachOut Technology (“ReachOut”). ReachOut is a Managed Service Provider (MSP) that provides cybersecurity and IT services to Small to Medium Sized Businesses (SMBs). Management is highly experiences with business operation as well as acquisition and integration. After the closing of the ReachOut transaction, the Company agreed to assign the ice cream assets to Mid Penn Bank in return for the cancellation of the bank debt. The Company also ceased its Aureus Micro Markets operations at the time the ReachOut agreement was signed.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations for the Year Ended October 31, 2023, compared to the Year Ended October 31, 2022

Revenue

We had $20 in revenue for the year ended October 31, 2023, compared to $0 for the year ended October 31, 2022. This is a very small increase in revenue and the overall lack of sales is due to a loss in retail food service customers. As the Company reorganized, it sold through its remaining inventory and did not produce additional product while it worked on plans to relaunch the Yuengling’s Ice Cream brand.

Cost of Goods Sold

We incurred $56,211 in costs of goods sold for the year ended October 31, 2023, compared to $0 for the year ended October 31, 2022. In the current period we had a large write down of our inventory due to expired or goods sold below cost.

General and administrative expenses

We had $23,200 of general and administrative expenses (“G&A”) for the year ended October 31, 2023, compared to $89,687 for the year ended October 31, 2022, a decrease of $66,487 or 74.13%

Bad debt expense

We had $0 in bad debt expense during the year ended October 31, 2023 compared to $80,000 of bad debt expense written off in the year ended October 31, 2022.

Officer compensation

We had $7,000 in officer compensation for the year ended October 31, 2023 compared to $63,000 of officer compensation for the year ended October 31, 2022. During this period, we compensated Mr. Bohorad, CEO, $5,000 per month. The remaining $53,000 in accrued compensation was forgiven by Mr. Bohorad during the year ended October 31, 2023.

Professional fees

We incurred $79,522 of professional fees for the year ended October 31, 2023, compared to $107,583 for the year ended October 31, 2022, a decrease of $28,061 or 26.08%. Professional fees generally consist of audit, legal, accounting and investor relation service fees. The decrease is due to a decrease in investor relation expenses and other professional fees.

Other income (expense)

For the year ended October 31, 2023, we had total other expense of $258,118, compared to total other expenses of $141,082 for the year ended October 31, 2022. In the current period we incurred $336,465 of interest expense, a gain of $60,833 for the change in the fair value of derivatives, a $38,477 loss on issuance of convertible notes, a loss on the write-off of $30,300 fixed asset, a $7,608 gain on debt conversion, and a gain on forgiveness of debt of $78,683.

In the prior period we incurred $108,677 of interest expense, which included $27,978 of debt discount amortization, earned $174 of interest income and recognized a gain on forgiveness of debt of $80,637. We also incurred a gain of $73,670 for the change in the fair value of derivatives and an 186,886 loss on issuance of convertible notes.

Net loss

We incurred a net loss of $424,031 for the year ended October 31, 2023, compared to a net loss of $481,352 for the year ended October 31, 2022. Our net loss decreased due to reasons discussed above.

Liquidity and Capital Resources

Cash flow from operations

Cash used in operating activities for the year ended October 31, 2023 was $120,832 compared to $268,238 of cash used in operating activities for the year ended October 31, 2022.

Cash Flows from Investing

We used $0 for investing activities for the year ended October 31, 2023, compared to $80,000 for investing activities for the year ended October 31, 2022, which was paid to Revolution Desserts (Note 5).

Cash Flows from Financing

For the year ended October 31, 2023, we netted $116,085 from financing activities. We received $85,175 from proceeds from notes payable and $55,000 from proceeds from convertible notes payable. We repaid $35,500 on convertible debt and $6,000 on payments on notes payable. We received $17,410 on proceeds from related party loans.

For the year ended October 31, 2022, we netted $2,080 from financing activities. We received $187,520 from proceeds from the sale of common stock and $113,500 for the issuance of convertible promissory notes. We repaid $153,411 on our notes payable and $106,201 towards our LOC. We also returned $39,328 that was previously received for the purchase of preferred stock.

Going Concern

As of October 31, 2023, there is substantial doubt regarding our ability to continue as a going concern as we have not generated sufficient cash flow to fund our operations.

We have suffered recurring losses from operations and have not yet generated any revenue. As a result of these and other factors, our independent auditor has expressed substantial doubt about our ability to continue as a going concern. Our future success and viability, therefore, are dependent upon our ability to generate capital financing. The failure to generate sufficient revenues or raise additional capital may have a material and adverse effect upon us and our shareholders.

Management’s plans with regard to these matters encompass the following actions: (i) obtaining funding from new investors to alleviate our working capital deficiency, and (ii) implementing our plan of operation to generate sales. Our continued existence is dependent upon our ability to resolve our liquidity problems and increase profitability in our business operations. However, the outcome of management’s plans cannot be ascertained with any degree of certainty. Our financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

Critical Accounting Policies

Refer to Note 2 of our financial statements contained in our Form 10-K for a summary of our critical accounting policies and recently adopting and issued accounting standards.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable to smaller reporting companies.

Use of Proceeds

We will not receive any proceeds from the sale of common stock offered by TRILLIUM. However, we will receive proceeds from the sale of our common stock to TRILLIUM pursuant to the Equity Financing Agreement. The proceeds from our exercise of the Put Right pursuant to the Equity Financing Agreement will be used for general administrative expenses, legal expenses, as well as for accounting and audit fees.

SELLING SECURITY HOLDER

The following table details the name of each selling stockholder, the number of shares owned by Trillium Partners, LP (“TRILLIUM”) the sole selling stockholder, and the number of shares that may be offered by Trillium Partners, LP is not a broker-dealer. TRILLIUM is deemed an underwriter in this offering. TRILLIUM may sell up to 600,000,000 shares, which are issuable upon the exercise of our put right with TRILLIUM. TRILLIUM will not assign its obligations under the equity line of credit.

Name	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering(1)
Trillium Partners, LP(2)	-	-	600,000,000	Less than 1%

(1)	The number assumes the Selling Security Holder sells all of its shares being offered pursuant to this prospectus.
(2)	Does not possess voting power and investment power over shares which may be held by TRILLIUM.

Plan of Distribution

This prospectus relates to the resale of 600,000,000 Shares of our common stock, par value $0.001 per share, by the Selling Security Holder consisting of Put Shares that we will put to TRILLIUM pursuant to the Equity Financing Agreement.

The Selling Security Holder may, from time to time, sell any or all of its shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The Selling Security Holder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the Selling Security Holder to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and any other method permitted pursuant to applicable law.

According to the terms of the Equity Financing Agreement, neither TRILLIUM nor any affiliate of TRILLIUM acting on its behalf or pursuant to any understanding with it will execute any short sales during the term of this offering.

The Selling Security Holder may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Security Holder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Security Holder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Security Holder. In addition, the Selling Security Holder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus are “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Security Holder. The Selling Security Holder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the Selling Security Holder.

The Selling Security Holder acquired the securities offered hereby in the ordinary course of business and has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the Selling Security Holder. We will file a supplement to this prospectus if the Selling Security Holder enters into a material arrangement with a broker-dealer for sale of common stock being registered. If the Selling Security Holder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of the Selling Security Holder. The Selling Security Holder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

TRILLIUM is an “underwriter” within the meaning of the Securities Act in connection with the sale of our common stock under the Equity Financing Agreement. For each share of common stock purchased under the Equity Financing Agreement, TRILLIUM will pay 85% of the Market Price during the Valuation Period, subject to a floor price of $0.005 per share, below which the Company shall not deliver a Put.

We will pay all expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect TRILLIUM to pay these expenses. We have agreed to indemnify TRILLIUM and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $35,976. We will not receive any proceeds from the resale of any of the shares of our common stock by TRILLIUM. We may, however, receive proceeds from the sale of our common stock under the Equity Financing Agreement.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

We have advised the Selling Security Holder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Security Holder and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the Selling Security Holder for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $32,000, including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

Interests of Named Experts and Counsel

The legality of the shares offered under this registration statement is being passed upon by Matheau J. W. Stout, Esq. The financial statements included in this prospectus and the registration statement has been audited by Fruci & Associates II, PLLC to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Market for Common Equity and Related Stockholder Matters

Market Information

There is a limited public market for our common shares. Our common shares are quoted on the OTC Markets under the symbol “YCRM”. Trading in stocks quoted on the OTC Markets is often thin and is characterized by wide fluctuations in trading prices due to many factors that may be unrelated to a company’s operations or business prospects. We cannot assure you that there will be a market in the future for our common stock.

OTC Markets securities are not listed or traded on the floor of an organized national or regional stock exchange. Instead, OTC Markets securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Markets issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Our common stock became eligible for quotation on the OTC Markets on July 31, 2015. As of  May [  ], 2024, approximately 5% of the fiscal 2023 weighted average (fiscal 2023) of our shares have traded on OTC Markets and the current market price for our common shares is $0.0083 per share.

Stockholders of Our Common Shares

As of May [  ], 2024, there were approximately 1,000 holders of record of our common stock.

Rule 144 Shares

A person who has beneficially owned restricted shares of our common stock for at least six months is entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding the sale, are subject to additional restrictions. Such person is entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

●	1% of the total number of securities of the same class then outstanding, which will equal 3,494,887 shares as of the date of this prospectus; or

●	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

Provided, in each case that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Such sales must also comply with the manner of sale and notice provisions of Rule 144.

As of the date of this prospectus none of our shares are eligible for resale pursuant to Rule 144.

Stock Option Grants

None

Registration Rights

As part of the Equity Financing Agreement entered into with TRILLIUM, on January 8, 2024, the Company and TRILLIUM entered into a Registration Rights Agreement (the “Registration Agreement”). Under the terms of the Registration Agreement the Company agreed to file a registration statement with the Securities and Exchange Commission with respect to the Shares within 30 days of January 8, 2024. The Company is obligated to keep such registration statement effective until (i) three months after the last closing of a sale of Shares under the Purchase Agreement, (ii) the date when TRILLIUM may sell all the Shares under Rule 144 without volume limitations, or (iii) the date TRILLIUM no longer owns any of the Shares.

We have not granted registration rights to any other persons other than TRILLIUM at this time.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.	Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Available Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

The names of our director and executive officers as of January 25, 2024, their ages, positions, and biographies are set forth below. Our executive officers are appointed by, and serve at the discretion of, our board of directors.

Name	Age	Position(s)
Richard Jordan	44	Chairman, Chief Executive Officer, President, Secretary and Treasurer*
Kevin Harrington	65	Director*
Kingsley Charles	57	Director*
Everett M. Dickson	59	Former Chairman of the Board of Directors
Robert C. Bohorad	50	Former President and Chief Executive Officer

On October 28, 2021, Everett M. Dickson, elected to step down as President and Chief Executive Officer, and retain his position as sole director and chairman of the board. Robert C. Bohorad was appointed as the new President and Chief Executive Officer.

*	On November 9, 2023 following the Closing of the Share Exchange Agreement and Control Block Transfer Agreement with ReachOut Technology Corp. (“ReachOut”) referenced in the Current Report filed on Form 8-K on November 13, 2023, and the appointment of Rick Jordan, Kevin Harrington, and Kingsley Charles, as officers and directors, Everett Dickson and Robert Bohorad resigned from all officer and director positions with the Company. The Company did not have any committees, and therefore Mr. Dickson and Mr. Bohorad never served on any committees. Mr. Dickson and Mr. Bohorad did not resign as a result of any disagreement with the Company.

Rick Jordan, Chairman, Chief Executive Officer, President, Secretary and Treasurer

Rick Jordan, age 44, the CEO and Founder of ReachOut Technology, is a model of resilience, vision, and expertise in the cybersecurity and entrepreneurial arenas. His journey with ReachOut Technology, from its inception during a challenging personal and economic period to its evolution into a publicly held industry leader, is a true embodiment of the American dream. Rick has shaped his path through unwavering perseverance, a relentless ‘never-quit’ attitude.

Rick Jordan is emerging as a nationally recognized voice in business and cybersecurity. He is frequently featured on global networks such as Bloomberg, Newsmax, Cheddar, NewsNation, Reuters, Fox, and NBC for his expert insights in cybersecurity, business, and social topics. His expertise is so renowned that it has been sought after in the White House, highlighting his significant influence and authority in the cybersecurity sector.

Rick’s leadership style is deeply involved and motivational. He hosts a weekly “CEO Talk” every Monday, where he engages with and inspires the entire company, setting a positive tone for the week ahead. This approach not only fosters a strong company culture but also aligns the team with the company’s goals and vision.

Rick has a strategic mind with unique ability to foresee industry trends and futures, allowing him to be a disruptor in the space. A key milestone in Rick’s leadership was partnering with Kevin Harrington, the Original Shark from Shark Tank, to take ReachOut Technology public. This strategic partnership has been instrumental in the company’s growth trajectory, positioning it for greater success and market impact.

Rick is a master communicator and passionately shares his knowledge and inspiration through his podcast, “ALL IN with Rick Jordan.” The podcast, which enjoys a global audience in over 70 countries and ranks in the top 2.5% worldwide, explores the nuances of building successful businesses, fostering meaningful relationships, and leading a fulfilling life. Rick’s ability to connect with and motivate his audience is evident in the podcast’s widespread acclaim.

Rick Jordan’s skills and knowledge span a broad spectrum, making him a unique figure in the industry. Known for never shying away from a challenge and remaining steadfast in adversity, Rick lives life on his own terms. Whether tackling new challenges, disproving doubters, or enjoying a glass of his favored MaCallan Scotch, Rick Jordan is an inspiration, encouraging others to embrace life fully.

Follow Rick’s journey and get inspired by connecting with him on social media @MrRickJordan.

Kevin Harrington, Director

Kevin Harrington, age 65, is a Director of ReachOut Technology, a globally acclaimed entrepreneur and a pioneer in the realms of business and direct marketing, serves as a distinguished member of the Board of Directors at ReachOut Technology. His tenure at ReachOut Technology is marked by strategic guidance and visionary leadership, leveraging over four decades of entrepreneurial and investment expertise.

As an original “Shark” on ABC’s “Shark Tank,” Kevin Harrington gained fame for his sharp investment insights and his ability to identify and nurture promising business ventures. His tenure on the show cemented his status as a savvy investor and a fervent supporter of entrepreneurship.

Harrington’s entrepreneurial journey began in the early 1980s with the creation of the infomercial, a groundbreaking concept that revolutionized television marketing and direct response advertising. This innovation not only transformed product marketing but also democratized the way entrepreneurs and startups could reach global audiences.

Throughout his career, Harrington has launched over 20 businesses that have exceeded $100 million in revenue. His exceptional ability to spot market opportunities and convert them into successful enterprises is a testament to his entrepreneurial genius.

Harrington is also a respected author, with books like “Act Now: How I Turn Ideas into Million-Dollar Products” under his belt. His writings offer a wealth of knowledge and inspiration to aspiring entrepreneurs and established business leaders alike.

In his role at ReachOut Technology, Kevin Harrington plays a pivotal role in shaping the company’s strategic direction, particularly in the realms of technology and cybersecurity. His insights are instrumental in driving innovation and ensuring that ReachOut Technology stays at the forefront of its industry.

ReachOut Technology, renowned for its expertise in cybersecurity and IT services, benefits immensely from Harrington’s strategic foresight. The company specializes in providing top-tier cybersecurity solutions, IT management, and consulting services, helping businesses safeguard their digital assets and navigate the complexities of the modern technological landscape.

Kevin Harrington’s involvement with ReachOut Technology is not just a reflection of his illustrious career but also a commitment to driving the company towards new heights of innovation and success. His vision and leadership continue to be pivotal in the company’s journey towards becoming a leader in cybersecurity and technology solutions.

Kingsley Charles, Director

Kingsley Charles, age 57, Director of ReachOut Technology, brings to the Board of Directors of a rich tapestry of experience in business and financial consultancy, honed over more than fifteen years of dedicated service. His career is distinguished by his extensive work with a diverse range of private firms, regional entrepreneurs, and small business owners across the United States.

Charles’s professional journey is marked by significant achievements and contributions. He has been a pivotal consultant for dozens of start-ups and operating companies, with revenues scaling up to $200 million. His expertise was further sharpened by his tenure managing operations within a Fortune 500 company, where he gained invaluable insights into the workings of large-scale corporate environments.

A hallmark of Charles’s career has been his collaborative approach, working closely with a spectrum of professionals including Master of Taxation experts, CPAs, CFPs, accountants, valuation experts, and attorneys. This multidisciplinary engagement has been a cornerstone of his professional life for over two decades, enabling him to offer comprehensive and nuanced advice to his clients.

Under Kingsley Charles’s leadership, his team has established a robust network of legal partners and financial professionals. This network supports his firm’s commitment to providing clients with interactive, comprehensive financial and strategic management services. His approach is characterized by a keen focus on ‘eyes-wide-open’ strategies, ensuring that clients are fully informed and strategically positioned in their financial decisions.

At ReachOut Technology, Kingsley Charles leverages his extensive experience in financial and strategic management to provide invaluable guidance and oversight. His expertise is particularly crucial in steering the company through complex financial landscapes, ensuring robust financial health, and aligning strategic goals with market realities.

Everett M. Dickson– Former Chairman

On December 31, 2018, our Board of Directors appointed Everett M. Dickson as President, Chief Executive Officer, Treasurer, and Secretary. Since 2017, Mr. Dickson has served as CEO and Chief Financial Officer (CFO) at Cruzani, Inc., a publicly traded food service Company (OTC Pink: CZNI). From 2012 until joining the Company in June 2017, Mr. Dickson worked in the moist tobacco and alternative fuels industry. From 2005 through 2011, Mr. Dickson worked in the alternative fuels industry. Mr. Dickson has extensive Board, Corporate Finance, Restructuring, and Capital Markets experience, having worked, most recently, in the food service and moist tobacco industries. From 2005 through 2011, Mr. Dickson’s work was focused on MBO / LBO opportunities in the restaurant sector and on assisting startup companies in the alternative fuels industry.

Robert C. Bohorad–Former President and CEO

Mr. Bohorad was appointed as our Chief Operating Officer of YICA on June 18, 2019 and is the co-founder of Yuengling’s Ice Cream. Mr. Bohorad has 20+ years of experience working for companies in various stages of their life cycles. Mr. Bohorad previously ran his own logistics, tracking, and security solutions consulting practice aside from mentoring several startups and early-stage companies. Throughout his career, Mr. Bohorad has worked in numerous capacities, including business + strategic development, marketing, finance, accounting, operations, and human resources (HR). Mr. Bohorad brings broad industry experience, with a particular focus on medical devices and software. Mr. Bohorad is a graduate of the University of Pennsylvania Wharton School and received his Masters in Business Administration (MBA) from Fordham University.

Indemnification of Directors and Officers

Our Articles of Incorporation and Bylaws both provide for the indemnification of our officers and directors, to the fullest extent, permitted by Nevada law.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than ten percent of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. Officers, directors and 10% or greater beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based upon a review of those forms and representations regarding the need for filing for the year ended October 31, 2022, we believe all necessary forms have been filed.

Involvement in Certain Legal Proceedings

Our directors and executive officers have not been personally involved in any of the following events during the past ten years:

●	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

●	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Family Relationships

There are no familial relationships among any of our directors or officers.

Director Independence

We are not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system, which has requirements that a majority of the Board of Directors be “independent” and, as a result, we are not at this time required to have our Board of Directors comprised of a majority of “independent directors.”

Board Committees

Our board does not currently have a standing Audit Committee, Compensation Committee or Nominating/Corporate Governance Committee due the board’s limited size and the Company’s limited operations. The entire Board of Directors performs all functions that would otherwise be performed by committees. Given the present size of our Board, it is not practical for us to have committees other than those described above, or to have more than two directors on such committees. If we are able to grow our business and increase our operations, we intend to expand the size of our board and our committees and allocate responsibilities accordingly.

Legal Proceedings

No officer, directors or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

-	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

-	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

-	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

-	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

The following table sets forth the total compensation awarded to, earned by or paid to our named executive officers during the fiscal years ended October 31, 2023, and 2022.

Summary Compensation

The following table provides information as to cash compensation of all executive officers of the Company, for each of the Company’s last two fiscal years.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Everett M. Dickson	2023	$0	$0	$0	$0	$0	$0	$0	$0
Chairman	2022	$0	$0	$0	$0	$0	$0	$0	$0

Robert C. Bohorad	2023	$60,000	$0	$0	$0	$0	$0	$0	$60,000
President and CEO	2022	$22,000	$0	$0	$0	$0	$0	$0	$22,000

Rick Jordan, Kevin Harrington, and Kingsley Charles were appointed to their respective officer and director position in November of 2023 and have received no compensation from the Company.

Director Compensation

At this time, our directors do not receive cash compensation for serving as members of our Board of Directors. The term of office for each director is one year or until his/her successor is elected at our annual meeting and qualified. The duration of office for each of our officers is at the pleasure of the Board of Directors. The Board of Directors has no nominating, auditing committee, or compensation committee. Therefore, the selection of a person or election to the Board of Directors was neither independently made nor negotiated at arm’s length.

During the fiscal years ended October 31, 2023 and 2022, our sole director, Mr. Dickson, received no compensation for director services.

Outstanding Equity Awards at Fiscal Year End. There were no outstanding equity awards as of October 31, 2023.

Board Committees

We do not currently have any committees of the Board of Directors. Additionally, due to the nature of our intended business, the Board of Directors does not foresee a need for any committees in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of May [  ], 2024, certain information with respect to the beneficial ownership of shares of our common stock by: (i) each person known to us to be the beneficial owner of more than five percent (5%) of our outstanding shares of common stock, (ii) each director or nominee for director of our Company, (iii) each of the executives, and (iv) our directors and executive officers as a group. Unless otherwise indicated, the address of each shareholder is c/o our company at our principal office address:

Name and Address of Beneficial Owner(1)(2)	Common Stock Beneficially Held		Percent of Class
Named Executive Officers and Directors
Richard Jordan – Series A(3)	699,082,277	(3)	66.67%
Richard Jordan – Series C(4)	2,365,687,358		84.61%
KHBH LLC – Series C(4)	56,325,836		2.01%
Kingsley Charles – Series C(4)	24,407,776		0.87%

All Executive Officers and Directors as a group

5% or More Stockholders
Trillium Partners, LP – Series D(5)	49,926,959		12.50%

(1)	Unless as otherwise indicated in the following table and the footnotes, our named executive officers and directors’ address in the following table is c/o ReachOut Technology, 8910 W. 192nd St. Suite N, Mokena, IL 60448.
(2)	Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) because of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the above table does not necessarily reflect the person’s actual ownership or voting power concerning the number of shares of common stock outstanding on the date of this Form 10.
(3)	In calculating any percentage in the following table of common stock beneficially owned by one or more persons named therein, the following table is based on 349,488,710 shares of common stock, outstanding as of the filing date of this Form 10-K and 699,082,277 shares of common stock issuable upon the conversion of the 475,000 shares of Series A Preferred Stock held by Mr. Jordan. (The Shares A Preferred Stock are convertible into such number of shares of common stock resulting in two-thirds (66.67%) of the outstanding shares of common stock of the Company on a post-conversion basis.)
(4)	In calculating any percentage in the following table of common stock beneficially owned by one or more persons named therein, the following table is based on 349,488,710 shares of common stock, outstanding as of the filing date of this Form 10-K. 2,365,687,358 shares of common stock issuable upon the conversion of the 7,338,079 shares of Series C Preferred Stock held by Richard Jordan, 24,407,776 shares of common stock issuable upon the conversion of the 75,710 shares of Series C Preferred Stock held by Kingsley Charles, and 56,325,836 shares of common stock issuable upon the conversion of the 174,716 shares of Series C Preferred Stock held by KHBH LLC (The Shares C Preferred Stock are convertible into such number of shares of common stock resulting in 87.50% of the outstanding shares of common stock of the Company on a post-conversion basis.)
(5)	In calculating any percentage in the following table of common stock beneficially owned by one or more persons named therein, the following table is based on 349,488,710 shares of common stock, outstanding as of the filing date of this Form 10-K and 49,926,959 shares of common stock issuable upon the conversion of the 1,000,000 shares of Series D Preferred Stock held by Trillium Partners, LP. (The Shares D Preferred Stock are convertible into such number of shares of common stock resulting in 12.50% of the outstanding shares of common stock of the Company on a post-conversion basis.)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

In June 2022, Everett Dickson advanced the Company $6,000 for a general operating expense. The $6,000 was repaid the following month.

During the year ended October 31, 2022, a $5,500 payment was mistakenly made to a company controlled by Everett Dickson. The amount is to be repaid. This amount was applied to the note payable during the year ended October 31, 2023.Pickle Jar the company benefiting from this error, advanced the Company $22,000, on September 1, 2023. The amount due to the Company from Pickle Jar was offset against this new advance leaving a note payable to Pickle Jar of $16,500. The funds advanced were used by the Company to repay the balance due on a convertible note held by Quick Capital, LLC. (see note 8)

On August 17, 2023, Everett Dickson paid $1,910, to a consultant of the Company’s. The transaction is considered a loan advance and is evidenced by a note payable (below) issued to Everett Dickson.

On September 1, 2023, Everett Dickson directly paid $13,500 to Diagonal Lending LLC on behalf of the Company paying the amount of the agreed settlement extinguishing the balance due on the convertible note due. The transaction is considered a loan advance and is evidenced by a note payable (below) issued to Everett Dickson.

On September 1, 2023, Everett Dickson deposited $2,000, into the Company’s bank accounts to fund payments. The transaction is considered a loan advance and is evidenced by a note payable issued to Everett Dickson. As of October 31, 2023 the note balance due to Everett Dickson is $17,410, is due upon demand and does not bear interest.

On January 14, 2023, the Company granted 30 million restricted common shares to Robert C. Bohorad. The Company signed a letter of intent with Mr. Charles Green and Mr. Bohorad on October 26, 2022, where Mr. Bohorad will become Chief Operating Officer and Chief Financial Officer. The purpose of the issuance is to retain and incentivize the individuals in their efforts to manage the Company and foster its success. The shares were valued at $0.006, the closing stock price on the date of grant, for total non-cash compensation of $180,000. The amount was to be recognized over a one-year period. On September 15, 2023, Robert C. Bohorad returned the 30 million restricted common shares to the Company.

During the year ended October 31, 2023 and 2022, the Company paid Robert C. Bohorad, YICA’s Chief Operating Officer, $7,000 and $22,000 for compensation, respectively. During the year ended October 31, 2023, Mr. Bohorad forgave $53,000 of accrued compensation. The Company and Mr. Bohorad have agreed that the balance due of $30,000, will be paid by March 31, 2024. See Note 9.

On October 30, 2023, the Company awarded Mr. Bohorad 3,000,000 shares of restricted common stock to facilitate the preparation of financial statements and in the transition of the Company to new ownership. (see note 15)

Director Independence

We currently do not have any independent directors, as the term “independent” is defined in Section 803A of the NYSE Amex LLC Company Guide. Since the OTC Markets does not have rules regarding director independence, the Board makes its determination as to director independence based on the definition of “independence” as defined under the rules of the New York Stock Exchange (“NYSE”) and American Stock Exchange (“Amex”).

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Fees

The aggregate fees billed for professional services rendered by our auditor Fruci & Associates II, PLLC for the audit and review of our financial statements for the fiscal years ended October 31, 2023 and 2022 amounted to $35,000 and $47,531, respectively.

Audit-Related Fees

During the fiscal years ended October 31, 2023 and 2022 our principal accountant rendered assurance and related services reasonably related to the performance of the audit or review of our financial statements in the amount of $0 and $0, respectively.

Tax Fees

The aggregate fees billed for professional services rendered by our principal accountant for the tax compliance for the years ended October 31, 2023 and 2022 was $0.

All Other Fees

During the fiscal years ended October 31, 2023 and 2022, there were no fees billed for products and services provided by the principal accountant other than those set forth above.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court’s decision.

YUENGLING’S ICE CREAM CORPORATION

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Yuengling’s Ice Cream Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Yuengling’s Ice Cream Corp. and Subsidiary (“the Company”) as of October 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended October 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2023 and 2022 and the results of its operations and its cash flows for each of the years in the two-year period ended October 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has an accumulated deficit, net losses, and negative cash flows from operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

Fruci & Associates II, PLLC – PCAOB ID #05525

We have served as the Company’s auditor since 2019.

Spokane, Washington

February 15, 2024

YUENGLING’S ICE CREAM CORPORATION

CONSOLIDATED BALANCE SHEETS

	October 31, 2023	October 31, 2022
ASSETS
Current Assets:
Cash	$-	$4,747
Accounts receivable	20	-
Inventory	-	56,212
Other receivable – related party	-	5,500
Total Current Assets	20	66,459

Other Assets:
Property and equipment, net	-	30,300
Total Assets	$20	$96,759

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$217,192	$214,365
Accrued interest	144,759	49,447
Accrued compensation	15,000	41,000
Notes payable, related parties	17,410	-
Notes payable	184,296	119,121
Loans payable	589,092	595,092
Convertible note payable, net of $0 and $123,813 discount, respectively	-	14,255
Derivative liability	-	247,034
Line of credit	489,439	693,798
Total Current Liabilities	1,657,188	1,974,112

Total Liabilities	1,657,188	1,974,112

Commitments and contingencies	-	-

Temporary Equity:
Preferred stock to be issued	357,022	392,022
Total temporary equity	357,022	392,022

Stockholders’ Deficit:
Preferred stock, Series A; par value $0.0001; 10,000,000 shares authorized, 475,000 and 5,000,000 shares issued and outstanding, respectively	48	500
Common stock: $0.001 par value; 2,500,000,000 shares authorized; 332,488,710 and 14,828,595 shares issued and outstanding, respectively	332,489	14,827
Additional paid in capital	2,109,429	1,747,423
Accumulated deficit	(4,456,156)	(4,032,125)
Total Stockholders’ Deficit	(2,014,190)	(2,269,375)
TOTAL LIABILITIES & STOCKHOLDERS’ DEFICIT	$20	$96,759

The accompanying notes are an integral part of these consolidated financial statements.

YUENGLING’S ICE CREAM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended October 31,
	2023	2022
Revenue	$20	$-
Cost of goods sold	56,211	-
Gross margin	(56,191)	-

Operating Expenses:
General and administrative expenses	23,200	89,687
Bad debt expense	-	80,000
Officer compensation	7,000	63,000
Professional fees	79,522	107,583
Total operating expenses	109,722	340,270

Loss from operations	(165,913)	(340,270)

Other income (expense):
Interest expense	(336,465)	(108,677)
Interest income	-	174
Change in fair value of derivative	60,833	73,670
Loss on issuance of convertible notes	(38,477)	(186,886)
Loss on impairment of fixed asset	(30,300)	-
Gain on debt conversion	7,608	-
Gain on extinguishment of debt	78,683	80,637
Total other expense	(258,118)	(141,082)

Loss before provision for income tax	(424,031)	(481,352)
Provision for income tax	-	-
Net loss	$(424,031)	$(481,352)

Basic loss per share	$(0.00)	$(0.04)
Diluted loss per share	$(0.00)	$(0.04)

Basic weighted average shares	161,178,454	12,827,048
Diluted weighted average shares	161,178,454	12,827,048

The accompanying notes are an integral part of these consolidated financial statements.

YUENGLING’S ICE CREAM CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED OCTOBER 31, 2023 AND 2022

Year ended October 31, 2023

	Common Stock			Series A Preferred Stock		Additional Paid in		Accumulated	Total Stockholders’
	Shares	Amount		Shares	Amount	Capital		Deficit	Deficit
Balance October 31, 2022	14,828,595	$14,827	500	5,000,000	$500	$1,747,423	-	$(4,032,125)	$(2,269,375)

Surrender and cancellation of Series A Preferred Stock	-	-		(4,525,000)	(452)	452		-	-

Stock issued for conversion of debt	264,660,115	264,662		-	-	142,194		-	406,856

Stock issued for conversion of temporary equity	50,000,000	50,000		-	-	(15,000)		-	35,000

Stock to be issued for services	3,000,000	3,000		-	-	30,000		-	33,000

Capital deemed as contributed						204,360			204,360

Net Loss	-	-	-	-	-	-	-	(424,031)	(424,031)

Balance, October 31, 2023	332,488,710	$332,489	-	475,000	$48	$2,109,430	-	$(4,456,156)	$(2,014,190)

The year ended October 31, 2022

	Common Stock		Preferred Stock		Additional Paid in	Common Stock To Be	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Issued	Deficit	Deficit
Balance, October 31, 2021	10,235,262	$10,235	5,000,000	$500	$1,392,994	$165,000	$(3,550,773)	$(1,982,044)

Stock issued for cash	3,293,333	3,292	-	-	349,229	(165,000)	-	187,521

Stock issued for conversion of preferred	1,300,000	1,300	-	-	5,200	-	-	6,500

Net Loss	-	-	-	-	-	-	(481,352)	(481,352)

Balance, October 31, 2022	14,828,595	$14,827	5,000,000	$500	$1,747,423	$-	$(4,032,125)	$(2,269,375)

The accompanying notes are an integral part of these consolidated financial statements.

YUENGLING’S ICE CREAM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	October 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(424,031)	$(481,352)
Adjustments to reconcile net loss to net cash used in operating activities:
Default penalty	17,100	-
Debt discount amortization	188,619	27,978
Gain on extinguishment of debt	(78,683)	(80,637)
Gain on debt conversion	(7,608)
Loss on fixed asset impairment	30,300	-
Loss on inventory impairment	56,190	-
Loss on issuance of convertible debt	38,496	186,886
Change in fair value of derivative	(60,833)	(73,670)
Bad debt expense	-	80,000
Changes in assets and liabilities:
Accounts receivable	(20)	-
Inventory	21	(5,500)
Accounts payable	2,867	18,543
Accrued compensation	44,616	41,000
Accrued liabilities	72,134	18,514
Net cash used in operating activities	(120,832)	(268,238)

Cash flows from investing activities:
Issuance of note receivable	-	(80,000)
Net cash used in investing activities	-	(80,000)

Cash flows from financing activities:
Net (payments) proceeds from the sale of preferred stock	-	(39,328)
Sale of common stock	-	187,520
Payment on LOC	-	(106,201)
Proceeds from notes payable	85,175	-
Proceeds from convertible notes payable	55,000	113,500
Repayment of convertible debt	(35,500)	-
Payments on notes payable	(6,000)	(153,411)
Proceeds – related party loans	17,410	-
Payments – related party loans	-	-
Net cash provided by financing activities	116,085	2,080

Net change in cash	(4,747)	(346,158)
Cash, beginning of year	4,747	350,905
Cash, end of year	$-	$4,747

Cash paid during the period for:
Interest	$-	$62,823
Income taxes	$-	$-

Supplemental Disclosure of Non-Cash Activity:
Conversion of principal and interest into common stock	$330,830	$-
Issuance of common stock for conversion of temporary equity	$35,000	$-
Deemed capital contribution to extinguish debt	$204,360	$-

The accompanying notes are an integral part of these consolidated financial statements.

YUENGLING’S ICE CREAM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2023

NOTE 1 – ORGANIZATION AND BUSINESS

Yuengling’s Ice Cream Corporation, (f/k/a Aureus, Inc.) (“Yuengling’s,” “YCRM,” “we,” “us,” or the “Company”) was incorporated in Nevada on April 19, 2013, under the name “Aureus Incorporated.” We were initially organized to develop and explore mineral properties in the state of Nevada. Effective December 15, 2017, we changed our name to “Hohme, Inc.,” and, effective February 7, 2019, we changed our name to “Aureus, Inc. and on September 14, 2021, the Company changed their name to Yuengling’s Ice Cream Corporation”. We are currently active in the state of Nevada.

In November, 2023, after the close of the 2023 fiscal year, YCRM completed its acquisition of ReachOut Technology Corp. (“ReachOut”). ReachOut is a Managed Service Provider (MSP) that provides cybersecurity and IT services to Small to Medium Sized Businesses (SMBs). Management is highly experiences with business operation as well as acquisition and integration. After the closing of the ReachOut transaction, the Company agreed to assign the ice cream assets to Mid Penn Bank in return for the cancellation of the bank debt. The Company also ceased its Aureus Micro Markets operations at the time the ReachOut agreement was signed.

ReachOut is on a relentless pursuit to revolutionize the Cybersecurity & IT Service Provider landscape for SMBs, with the goal of creating the first nationwide brand in its sector. The company is leveling the playing field, ensuring that businesses, regardless of size or location, have access to top-tier security solutions.

Founded in 2010 by Rick Jordan to fill a critical gap in the IT services market, ReachOut is evolving into a formidable nationwide cybersecurity entity. The Company’s innovative approach and resolute commitment to superior solutions have established ReachOut as industry trailblazers, redefining standards and crafting extraordinary client experiences. ReachOut’s, clients are more than just clients; they are integral members of a movement that is reshaping the future of cybersecurity.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for bad debt on accounts receivable, reserves on inventory, valuation of intangible assets for impairment analysis, valuation of the lease liability and related right-of-use asset, valuation of stock-based compensation, valuation of redeemable preferred stock and the valuation allowance on deferred tax assets.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary YIC Acquisitions Corp. All material intercompany transactions and balances have been eliminated on consolidation.

Concentrations of Credit Risk

The Company maintains cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. The Company continually monitors the banking relationships and consequently have not experienced any losses in our accounts. The Company believes it is not exposed to any significant credit risk on cash.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the years ended October 31, 2023 or 2022.

Restricted Cash

The Company no longer has an obligation to transfer $50,000 to Mid Penn Bank as security pursuant to the Agreement of Sale and Security Agreement between Mid Penn Bank and Yuengling’s Ice Cream Corp., last amended July 31, 2023. On January 9, 2024, the Company signed an agreement with Mid Penn Bank assigning the ice cream-related assets to Mid Penn Bank in return for Mid Penn Bank cancelling the two bank loans with Yuengling’s Ice Cream Corporation.

Reclassifications

Certain reclassifications have been made to the prior period financial information to conform to the presentation used in the financial statements for the year ended October 31, 2023.

Deferred Financing Costs

All unamortized deferred financing costs related to the Company’s borrowings are presented in the consolidated balance sheets as a direct deduction from the related debt. Amortization of these costs is reported as interest and financing costs included in the consolidated statement of operations.

Inventory

Inventory is stated at the lower of cost and net realizable value on a first-in, first-out basis. Cost is principally determined using the last-in, first-out (LIFO) method. The Company periodically assesses if any of the inventory has expired or if the value has fallen below cost. When this occurs, the Company recognizes an expense for inventory write down. Total inventories at October 31, 2023 and 2022 were $0 and $56,212, respectively. Inventory consists of lids for pint size containers. During the year ended October 31, 2023, $56,190 of expired inventory was written off.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the lesser of the remaining term of the lease or the estimated useful life of the asset. Expenditures for repairs and maintenance are expensed as incurred. During the year ended October 31, 2023, $30,300 of property related to an abandoned business venture were written off.

Net Loss Per Share

Basic loss per share is calculated by dividing the loss attributable to stockholders by the weighted-average number of shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings (loss) of the Company. Diluted loss per share is computed by dividing the loss available to stockholders by the weighted average number of shares outstanding for the period and dilutive potential shares outstanding unless such dilutive potential shares would result in anti-dilution. As of October 31, 2023, there are obligations to issued Series A Preferred Stock which are convertible into 1,020,062,029 shares of common stock. The total potentially dilutive shares calculated is 1,020,062,029. It should be noted that contractually the limitations on obligation to issue Series A Preferred Stock that limit the number of shares converted to either 9.99% of the then outstanding shares. The Company’s Chairman of the Board of Directors holds a control block of Series A Preferred Stock which confers upon him a majority vote in all Company matters including authorization of additional common shares or to reverse split the stock. As of October 31, 2023, and 2022, potentially dilutive securities consisted of the following:

	October 31, 2023	October 31, 2022
Series A Preferred Stock Payable	1,020,062,029	89,095,509
Third party convertible debt	-	17,607,000
Total	1,020,062,029	106,702,909

Stock-based Compensation

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 allows companies to account for nonemployee awards in the same manner as employee awards. The guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods. We adopted this ASU on January 1, 2019. The adoption of ASU 2018-07 did not have a material impact on our consolidated financial statements.

Convertible Notes with Fixed Rate Conversion Options

The Company may enter into convertible notes, some of which contain, predominantly, fixed rate conversion features, whereby the outstanding principal and accrued interest may be converted by the holder, into common shares at a fixed discount to the market price of the common stock at the time of conversion. This results in a fair value of the convertible note being equal to a fixed monetary amount. The Company records the convertible note liability at its fixed monetary amount by measuring and recording a premium, as applicable, on the Note date with a charge to interest expense in accordance with ASC 480 - “Distinguishing Liabilities from Equity”.

Derivative Financial Instruments

The Company evaluates its convertible notes to determine if such instruments have derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses a weighted-average Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period.

Fair Value Measurements

The Company follows the FASB Fair Value Measurements standard, as they apply to its financial instruments. This standard defines fair value, outlines a framework for measuring fair value, and details the required disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. The standard establishes a hierarchy in determining the fair value of an asset or liability. The fair value hierarchy has three levels of inputs, both observable and unobservable. Level 1 inputs include quoted market prices for identical assets or liabilities in an active market that the Company has the ability to access at the measurement date. Level 2 inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data. Level 3 inputs are unobservable and corroborated by little or no market data. The standard requires the utilization of the lowest possible level of input to determine fair value and carrying amounts of current liabilities approximate fair value due to their short-term nature.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

The Company’s non-financial assets, such as property and equipment, are adjusted to fair value only when an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs.

Level 1: Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable, either directly or indirectly.

Level 2 inputs include quoted prices for similar assets, quoted prices in markets that are not considered to be active, and observable inputs other than quoted prices such as interest rates.

Level 3: Level 3 inputs are unobservable inputs.

The following required disclosure of the estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The methods and assumptions used to estimate the fair values of each class of financial instruments are as follows: Cash and Cash Equivalents, Accounts Receivable, and Accounts Payable. The items are generally short-term in nature, and accordingly, the carrying amounts reported on the consolidated balance sheets are reasonable approximations of their fair values.

The carrying amounts of Notes Payable approximate the fair value as the notes bear interest rates that are consistent with current market rates.

The table below classify the Company’s liabilities measured at fair value on a recurring basis into the fair value hierarchy as of October 31, 2022.

2022:

Description	Level 1	Level 2	Level 3	Total Gains
Derivative	$-	$-	$247,034	$73,670
Total	$-	$-	$247,034	$73,670

Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to tax net operating loss carryforwards. The deferred tax assets and liabilities represent the future tax return consequences of these differences, which will either be taxable or deductible when assets and liabilities are recovered or settled, as well as operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established against deferred tax assets when in the judgment of management, it is more likely than not that such deferred tax assets will not become available. Because the judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part, be beyond the Company’s control, it is at least reasonably possible that management’s judgment about the need for a valuation allowance for deferred taxes could change in the near term.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of October 31, 2023, and 2022, no liability for unrecognized tax benefits was required to be reported.

Revenue recognition

Revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration that an entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Generally, the Company’s performance obligations are transferred to customers at a point in time, typically upon delivery. YIC Acquisitions Corp (Yuengling’s Ice Cream) generates its revenue through the sale of pints to retailers, through the online sales of pints directly to consumers, and through the sale of 3gallon tubs to food service establishments, such as restaurants, stadiums, and universities. Revenue is recognized at the time of delivery or, for online sales, at the time of the transaction. Retailers and food service customers’ terms are generally 15 or 30 days. Online sales are paid via credit card and funds are generally received within 30 days.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the consolidated financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

NOTE 3 – GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $4,456,156, had a net loss of $424,031, and net cash used in operating activities of $120,832 for the year ended October 31, 2023. The Company’s ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

NOTE 4 – PROPERTY & EQUIPMENT

Property and Equipment are first recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows between three and five years.

Long lived assets, including property and equipment, to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Impairment losses are recognized if expected future cash flows of the related assets are less than their carrying values. Measurement of an impairment loss is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Maintenance and repair expenses, as incurred, are charged to expense. Betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts with any gain or loss on the disposition included as income.

Property and equipment stated at cost, less accumulated depreciation consisted of the following:

	October 31, 2023	October 31, 2022
Property and equipment	$-	$30,300
Less: accumulated depreciation	-	-
Property and equipment, net	$-	$30,300

Property and equipment consisted of shelving and racks purchased for the Aureus Micro Markets business, which has been put on hold. Since the Company has yet to place the fixed assets into service management determined that they should be fully impaired. The Company recognized impairment expense of $30,300 for the year ended October 31, 2023.

NOTE 5 – LOAN RECEIVABLE

On May 17, 2022, the Company and Revolution Desserts, LLC (“Revolution”) terminated the Definitive Agreement entered into on April 30, 2022. The primary reason for the termination is the regulatory delays in qualifying the Company’s Reg 1-A. Per the terms of the original agreement, the Company has advanced Revolution $80,000, which has been accounted for as a note receivable. No loan terms have been established as of October 31, 2022. Due to the uncertainty of the collection of this receivable the Company has written the receivable off and recognized $80,000 of bad debt expense, during the year ended October 31, 2022.

NOTE 6 – NOTES PAYABLE

	October 31, 2023	October 31, 2022
Note principal	$184,296	$119,121

On September 9, 2015, the Company issued to Backenald Corp. a promissory note in the principal amount of $20,000, bearing interest at the rate of 5% per annum and maturing on the first anniversary of the date of issuance. This note is in default and its interest rate has been increased to 10%. As of October 31, 2023, accrued interest amounted to $15,151.

On February 23, 2017, the Company issued Travel Data Solutions a promissory note in the principal amount of $17,500, bearing interest at the rate of 8% per annum, compounded annually, and maturing on the first anniversary of the date of issuance. This note is in default. As of October 31, 2023, accrued interest amounted to $12,180.

On March 27, 2017, the Company issued Craigstone Ltd. A promissory note in the principal amount of $12,465, bearing interest at the rate of 8% per annum, compounded annually, and maturing on the first anniversary of the date of issuance. This note is in default. As of October 31, 2023, accrued interest amounted to $8,265.

On May 16, 2017, the Company issued Travel Data Solutions a promissory note in the principal amount of $4,500, bearing interest at the rate of 8% per annum, compounded annually, and maturing on the first anniversary of the date of issuance. This note is in default. As of October 31, 2023, accrued interest amounted to $2,905.

On July 28, 2017, the Company issued Backenald Trading Ltd. A promissory note in the principal amount of $20,000, bearing interest at the rate of 8% per annum, compounded annually, and maturing on the first anniversary of the date of issuance. This note is in default. As of October 31, 2023, accrued interest amounted to $12,405.

On January 24, 2020, the Company issued a third party a promissory note in the principal amount of $15,000, bearing interest at the rate of 10% per annum, and maturing on April 30, 2020. As of October 31, 2023, there is $0 and $1,155, principal and interest, respectively, due on this note.

On March 24, 2020, the Company issued a third party a promissory note in the principal amount of $20,000, bearing interest at the rate of 10% per annum, and maturing on May 30, 2020. As of October 31, 2023, following forgiveness of $5,000 and $6,131 of principal and interest respectively the balance due on this note for principal and interest is $0 and $0, respectively.

On June 1, 2023, the Company issued a third party a promissory note in the principal amount of $40,675, bearing interest at the rate of 5% per annum, and maturing on June 1, 2024. During the three months ending October 31, 2023, an additional $15,000 was advanced to the Company bringing the total principal due to $55,675, ss of October 31, 2023.

The Company was also indebted to a third party for a total of $24,656, for a non-interest-bearing note. This note was in default since December 30, 2015.

NOTE 7 – LOANS PAYABLE

The Company has an SBA loan with monthly payments that matures on March 13, 2026. The balance due on this loan as of October 31, 2023 and 2022, is $589,092 and $595,092, respectively. As of July 31, 2023, the interest rate on this loan has increased to 10.25% from its original 5.25%. (see note 15)

The Company has a line of credit requiring monthly payments. On December 24, 2021, $106,201 from a CD was applied to the Line of Credit balance. On April 5, 2023, a property pledged as collateral by David Yuengling was taken over by Mid Penn Bank. The property’s appraised value of $204,360 was applied to the principal of the Line of Credit and recognized as gain on extinguishment of debt. The balance due on this loan as of October 31, 2023 and October 31, 2022, is $489,439 and $693,799, respectively. As of October 31, 2023, the interest rate on this loan has increased to 9.5% from its original 4.25%. (see note 15)

NOTE 8 – CONVERTIBLE NOTE PAYABLE

On March 2, 2022, the Company issued a convertible promissory note to Quick Capital, LLC in the amount of $87,222. The company received $73,500, after a 10% OID and transaction and legal costs. The note bears interest at 12% and matures in one year. The difference of $13,722 was recorded as a debt discount. The note is convertible into shares of common stock at $0.0005 per share. On October 21, 2022, the total principal and accrued interest of $93,818, was exchanged for a new convertible note. The new note bears interest at 12% and matures on March 21, 2023. The note is convertible into shares of common stock at 65% of the lowest trade price during the ten days prior to the date of conversion. During the year ended October 31, 2023, Quick Capital converted $93,818 and $5,457 of principal and interest, respectively, into 84,358,767 shares of common stock.

On September 7, 2022, the Company issued a convertible promissory note to 1800 Diagonal Lending LLC in the amount of $44,250. The company received $40,000, after $4,250 of OID and transaction and legal costs. The note bears interest at 12% and matures in one year. The difference of $4,250 was recorded as a debt discount. The note is convertible into shares of common stock at 63% of the average of the two lowest trades during the fifteen days prior to the date of conversion. During the year ended October 31, 2023, 1800 Diagonal converted $44,250 and $2,655 of principal and interest, respectively, into 43,165,536 shares of common stock.

On December 8, 2022, the Company issued a Convertible Promissory Note to 1800 Diagonal Lending LLC in the amount of $39,250. The Company received $35,000 with $4,250 retained for fees. The difference of $4,250 was recorded as a debt discount. The Note bears interest at 12% and matures in one year. The note is convertible into shares of common stock at 63% of the average of the two lowest trades during the fifteen days prior to the date of conversion. During the year ended October 31, 2023, 1800 Diagonal Lending LLC converted $42,850 of principal (including default penalty) into 100,691,857 shares of common stock.

On September 1, 2023, 1800 Diagonal Lending LLC accepted a payment of $13,500, settling the December 13, 2022, Convertible Promissory Note in full, including a $10,640 default penalty. The funds for the payment to 1800 Diagonal were advanced to the Company by Mr. Dickson.

On February 3, 2023, the Company issued a convertible promissory note to Quick Capital, LLC in the amount of $25,556. The company received $20,000, after $5,556 of OID and transaction and legal costs. The note bears interest at 12% and matures in one year. The difference of $5,556 was recorded as a debt discount. The note is convertible into shares of common stock at 65% of the lowest trade price during the ten days prior to the date of conversion. During the year ended October 31, 2023, Quick Capital LLC, converted $9,565 and $1,700 of principal and interest, respectively, into 36,443,955 shares of common stock.

On September 1, 2023, Quick Capital LLC accepted a payment of $22,000 settling the February 3, 2023, Convertible Promissory Note in full. The funds for the payment to Quick Capital were advanced to the Company by Pickle Jar Holdings Inc.

The following table summarizes the convertible notes outstanding as of October 31, 2023:

Note Holder	Date	Maturity Date	Interest	Balance October 31, 2022	Additions	Conversions/ Repayments	Balance October 31, 2023
Quick Capital, LLC	10/21/2022	3/21/2023	12%	$93,818	$-	$(93,818)	$-
1800 Diagonal Lending LLC	9/7/2022	9/7/2023	12%	44,250	-	(44,250)	-
1800 Diagonal Lending LLC	12/8/2022	12/8/2023	12%	-	56,350	(56,350)	-
Quick Capital, LLC	2/3/2023	2/3/2024	12%	-	25,556	(25,556)	-
Total				$138,068	$81,906	$(219,974)	$-
Less Debt Discount				(123,813)		-	-
				$14,255		$-	$-

A summary of the activity of the derivative liability for the notes above is as follows:

Balance at October 31, 2021	-
Increase to derivative due to new issuances	320,704
Decrease to derivative due to repayments	-
Derivative loss due to mark to market adjustment	(73,670)
Balance at October 31, 2022	$247,034
Increase to derivative due to new issuances	93,496
Decrease to derivative due to conversions	(230,871)
Decrease to derivative due to repayments	(35,095)
Derivative gain due to mark to market adjustment	(74,564)
Balance at October 31, 2023	$-

A summary of quantitative information about significant unobservable inputs (Level 3 inputs) used in measuring the Company’s derivative liability that are categorized within Level 3 of the fair value hierarchy for the year ended October 31, 2023 is as follows:

Inputs	October 31, 2023	Initial Valuation
Stock price	$0.0012	$0.01 - 0.038
Conversion price	$0.0006 - 0.0007	$0.0025 - 0.0069
Volatility (annual)	230.13% - 240.8%	222.7% - 326.6%
Risk-free rate	5.3%	3.6% - 4.8%
Dividend rate	-	-
Years to maturity	0 - 0.85	0.41 - 1

NOTE 9 – RELATED PARTY TRANSACTIONS

In June 2022, Everett Dickson advanced the Company $6,000 for a general operating expense. The $6,000 was repaid the following month.

During the year ended October 31, 2022, a $5,500 payment was mistakenly made to a company controlled by Everett Dickson. The amount is to be repaid. This amount was applied to the note payable during the year ended October 31, 2023.Pickle Jar the company benefiting from this error, advanced the Company $22,000, on September 1, 2023. The amount due to the Company from Pickle Jar was offset against this new advance leaving a note payable to Pickle Jar of $16,500. The funds advanced were used by the Company to repay the balance due on a convertible note held by Quick Capital, LLC. (see note 8)

On August 17, 2023, Everett Dickson paid $1,910, to a consultant of the Company’s. The transaction is considered a loan advance and is evidenced by a note payable (below) issued to Everett Dickson.

On September 1, 2023, Everett Dickson directly paid $13,500 to Diagonal Lending LLC on behalf of the Company paying the amount of the agreed settlement extinguishing the balance due on the convertible note due. The transaction is considered a loan advance and is evidenced by a note payable (below) issued to Everett Dickson.

On September 1, 2023, Everett Dickson deposited $2,000, into the Company’s bank accounts to fund payments. The transaction is considered a loan advance and is evidenced by a note payable issued to Everett Dickson. As of October 31, 2023 the note balance due to Everett Dickson is $17,410, is due upon demand and does not bear interest.

On January 14, 2023, the Company granted 30 million restricted common shares to Robert C. Bohorad. The Company signed a letter of intent with Mr. Charles Green and Mr. Bohorad on October 26, 2022, where Mr. Bohorad will become Chief Operating Officer and Chief Financial Officer. The purpose of the issuance is to retain and incentivize the individuals in their efforts to manage the Company and foster its success. The shares were valued at $0.006, the closing stock price on the date of grant, for total non-cash compensation of $180,000. The amount was to be recognized over a one-year period. On September 15, 2023, Robert C. Bohorad returned the 30 million restricted common shares to the Company.

During the year ended October 31, 2023 and 2022, the Company paid Robert C. Bohorad, President and CEO, $7,000 and $22,000 for compensation, respectively. During the year ended October 31, 2023, Mr. Bohorad forgave $53,000 of accrued compensation. The Company and Mr. Bohorad have agreed that the balance due of $30,000, will be paid by March 31, 2024. See Note 15.

On October 30, 2023, the Company awarded Mr. Bohorad 3,000,000 shares of restricted common stock to facilitate the preparation of financial statements and in the transition of the Company to new ownership. (see note 15)

NOTE 10 – TEMPORARY EQUITY

Commitment to Purchase Series A Convertible Preferred Stock

On January 18, 2019, The Company entered into a Series A Preferred Stock Purchase Agreement with Device Corp. (“the Agreement”), of up to $250,000. On May 1, 2023, a second stock purchase agreement was executed by Device Corp. for $250,000. Under the terms of the Agreement the Series A Preferred Stock is Convertible into shares of common stock at a 50% discount to the lowest close price of the common stock for the prior thirty trading days. Under the Agreement Device Corp. has advanced the Company approximately $562,000, of which approximately $170,000 had been repaid by October 31, 2022, leaving a balance due of $392,000.

As of October 31, 2023, the Company has preferred stock to be issued in the amount of $357,022, following conversions to 50,000,000 common shares. Based on the terms of the Agreement as of October 31, 2023, the preferred Series A can be converted at $0.00035 per share, into 1,020,062,029 shares of common stock. As of the balance sheet date and the date of this report, these shares have not been issued to the Purchaser. S99-3A(2) ASR 268 requires preferred securities that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (1) at a fixed or determinable price on a fixed or determinable date, (2) at the option of the holder, or (3) upon the occurrence of an event that is not solely within the control of the issuer. Given that there is an unknown number of preferred shares to be issued and the preferred shares are convertible at the option of the holder, the Company determined that the shares to be issued shall be treated as temporary equity.

Series B Preferred Stock

On August 25, 2023, the Company Amended its Articles of Incorporation, to designate 5,000,000 of the Authorized preferred stock, par value $0.0001, as Series B Preferred Stock (“Series B”). The Series B is convertible into shares of common stock at the average price of the previous five trading days. The Series B shares are not entitled to dividends and have no voting rights.

Following the amendment above the Series B preferred stock is convertible into shares of common stock at the option of the holder at a 50% discount to the average price for the five trading days prior to conversion. As of the balance sheet date and the date of this report, these shares have not been issued to the Purchaser. S99-3A(2) ASR 268 requires preferred securities that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (1) at a fixed or determinable price on a fixed or determinable date, (2) at the option of the holder, or (3) upon the occurrence of an event that is not solely within the control of the issuer. Given that there is an unknown number of preferred shares to be issued and the preferred shares are convertible at the option of the holder, the Company determined that the shares to be issued shall be treated as temporary equity.

On August 25, 2023, the Company and Device Corp amended the January 18, 2019, and the May 1, 2023 Series A Preferred Stock Purchase Agreements, so that any purchased Series A preferred stock is now Series B preferred stock.

NOTE 11 – COMMON STOCK

On October 31, 2023 and 2022, the Company had 2,500,000,000 shares of common stock authorized. There were 332,488,710 and 14,828,595 common shares of stock outstanding on October 31, 2023 and 2022, respectively.

During the year ended October 31, 2023, Quick Capital LLC converted $102,087 and $7,157 of principal and interest, respectively, into 120,802,722 shares of common stock.

During the year ended October 31 2023, 1800 Diagonal Lending LLC, converted $87,100 and $2,655 of principal and interest, respectively, into 143,857,393 shares of common stock.

On January 14, 2023, the Company granted 30 million restricted common shares each to Charles Green and Robert C. Bohorad The Company signed a letter of intent with Mr. Green and Mr. Bohorad on October 26, 2022, where Mr. Green will join the company as President and CEO. The purpose of the issuance is to retain and incentivize the individuals in their efforts to manage the Company and foster its success. The shares were valued at $0.006, the closing stock price on the date of grant, for total non-cash compensation of $180,000. On September 15, 2023, Robert C. Bohorad and Charles Green returned a combined 60 million restricted common shares to the Company. These original issuance charges were reversed leaving no expense, or prepaid expense the common stock and additional paid in capital were charged as the offset.

During the year ended October 31, 2023, Device Corp converted $35,000 of the amount due in Series A preferred stock to 50,000,000 shares of common stock.

On October 30, 2023, the Company issued 3,000,000 shares of restricted common stock for services. (see note 9)

On August 5, 2022, the Company effectuated a reverse stock split at a ratio of 1-for-150 common shares. All shares throughout these financial statements have been retroactively restated to reflect the reverse split.

On March 1, 2022, the Company increased its authorized common stock from 2,000,000,000 (2 billion) to 2,500,000,000 (2.5 billion) shares.

On January 21, 2022, the Company increased its authorized common stock from 1,750,000,000 (1.75 billion) to 2,000,000,000 (2 billion) shares.

During the year ended October 31, 2022, the Company sold 2,560,000 shares of common stock, for total cash proceeds of $187,520.

During the year ended October 31, 2022, Device Corp converted $6,500 of the amount due in Series A preferred stock to 1,300,000 shares of common stock.

NOTE 12 – PREFERRED STOCK

Series A Preferred Stock

The Company has designated Ten Million (10,000,000) shares of Preferred Stock the Series A Convertible Preferred Stock with a par and stated value of $0.0001 per share. The holders of the Series A Convertible Preferred Stock are not entitled to receive any dividends.

Except as otherwise required by law or by the Articles of Incorporation and except as set forth below, the outstanding shares of Series A Convertible Preferred Stock shall vote together with the shares of Common Stock and other voting securities of the Corporation as a single class and, regardless of the number of shares of Series A Convertible Preferred Stock outstanding and as long as at least one of such shares of Series A Convertible Preferred Stock is outstanding shall represent Sixty Six and Two Thirds Percent (66 2/3%) of all votes entitled to be voted at any annual or special meeting of shareholders of the Corporation or action by written consent of shareholders. Each outstanding share of the Series A Convertible Preferred Stock shall represent its proportionate share of the 66 2/3% which is allocated to the outstanding shares of Series A Convertible Preferred Stock. The Certificate of Designation was amended on September 12, 2023, among other changes the Series A Convertible Preferred Stock must be held for one year following issuance or reissuance prior to conversion.

The entirety of the shares of Series A Convertible Preferred Stock outstanding as such time shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into two thirds of the after conversion outstanding fully paid and non-assessable shares of Common Stock. Each individual share of Series A Convertible Preferred Stock shall be convertible into Common Stock at a ratio determined by dividing the number of shares of Series A Convertible Stock to be converted by the number of shares of outstanding pre-conversion Series A Convertible Preferred Stock. Such initial Conversion Ratio, and the rate at which shares of Series A Convertible Preferred Stock may be converted into shares of Common Stock. On August 25, 2023, Everett Dickson, Chairman of the Board, agreed to return 4,525,000 shares of Series A preferred Stock to the Company. The shares will be retired by the Company. His remaining 475,000 shares are to be sold to Mr. Richard Jordan (see note 15).

NOTE 13 – COMMITMENTS AND CONTINGENCIES

On January 20, 2022, the Company entered into a Service Agreement with Desmond Partners, LLC for consulting services to be provided. The agreement is effective on February 1, 2022 for a term of three months. Per the terms of the agreement the consultant will receive a fee of $10,000 per month and 5% equity in the Company. The initial term has expired with no issuance of equity to date. The Company needs to file a written termination to satisfy the agreement terms. (see note 15).

An individual has asserted that the Company owes approximately $500,000, for a promissory note issued by a company that was never owned by the public company nor its subsidiary. Legal counsel has reviewed the claim and found no relationship to this debt nor any assumptions of the debt by the Company. While there is risk that there may be litigation over this claim, the Company believes that it is more unlikely that the claim would prevail.

NOTE 14 – INCOME TAX

The Company recognizes deferred tax assets and liabilities for the tax effects of differences between the financial statement and tax basis of assets and liabilities. A valuation allowance is established to reduce the deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

As of October 31, 2023, the Company has net operating loss carryforwards of approximately $1,263,000 to reduce future taxable income. A valuation allowance for the entire amount of deferred tax assets has been established as of October 31, 2023 and 2022. Additionally, due to the expected change in control of the Company, the net operating loss carryforwards will be fully impaired. See note 15

A reconciliation of the provision for income taxes at the federal and state statutory rates of 21% and 5.75% respectively to the Company’s provision for income tax is as follows:

	Year Ended October 31, 2023	Year Ended October 31, 2022
U.S. Federal (tax benefit) provision at statutory rate	$(16,295)	$(101,100)
State (tax benefit) income taxes, net of federal benefit	(4,462)	(24,100)
Permanent differences	(66,028)	(11,900)
Temporary differences	-	(10,700)
Changes in valuation allowance	86,785	147,800
Total	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table presents the significant components of the Company’s deferred tax assets and liabilities for the periods presented:

	October 31, 2023	October 31, 2022
Deferred Tax Assets
Net operating losses	337,900	244,100
Total deferred tax assets	337,900	10,700
Valuation allowance	(337,900)	(233,400)
Net deferred tax assets	-	-

Deferred Tax Liabilities
Total deferred tax liabilities	-	-
Net deferred tax	$-	$-

The Company determines its valuation allowance on deferred tax assets by considering both positive and negative evidence in order to ascertain whether it is more likely than not that deferred tax assets will be realized. Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. Due to the history of losses the Company has generated in the past, the Company believes that it is not more likely than not that all of the deferred tax assets in the U.S. can be realized as of October 31, 2023 and 2022, accordingly, the Company has recorded a full valuation allowance on its deferred tax assets.

The Company is not currently under any international or any United States federal, state and local income tax examinations for any taxable years. All of the Company’s net operating losses are subject to tax authority adjustment upon examination.

NOTE 15 – SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were available to be issued and has determined that it does not have any material subsequent events to disclose in these financial statements other than the following.

Termination of Agreements to Acquire Pickle Jar Holdings Inc.

On August 23, 2023, the Company entered into a binding Letter of Intent (LOI) with Pickle Jar Holdings Inc. The initial term of the LOI runs through September 30, 2023, allowing for the parties to complete their due diligence requirement, with the intent of entering into a definitive agreement prior to September 30, 2023. On November 6, 2023, the parties to the agreement have mutually agreed to terminate the MOU and LOI and to fully release all parties to the agreement.

Reverse Merger/Acquisition of ReachOut Technology Corp.

On November 9,2023, the Company closed the Share Exchange and Control Block Transfer Agreements with ReachOut Technology Corp. (“ReachOut”) whereby 100% of the membership interests of ReachOut were exchanged for a Series C Preferred Stock which are convertible into 87.5% of the total issued and outstanding shares of common stock of the Company (fully diluted basis) as determined at the consummation of the acquisition.

The Share Exchange is intended to constitute a reorganization with the meaning of Section 368 of the Internal Revenue Code of 1986 (as amended), as such existing tax benefits will be fully impaired.

As a result of the transaction, ReachOut became a subsidiary of the Company.

The Company evaluated the substance of the merger transaction and found it met the criteria for the accounting and reporting treatment of a reverse acquisition under ASC 805 (Business Combinations)-40-45 (Reverse Acquisition and Other Presentation Matters) and accordingly will consolidate the operations of ReachOut and the Company and the financial condition from the closing date of the transaction. The historic results of operations will reflect those of ReachOut. As such, ReachOut is treated as the acquirer while the Company is treated as the acquired entity for accounting and financial reporting purposes. The final accounting for the acquisition is still underway with the audit of the acquired company expected to be completed by mid-February.

Under reverse merger accounting, the comparative historical financial statements of the Company, as the legal acquirer, are those of the accounting acquirer, ReachOut, the Company’s financial statements prior to the closing of the reverse acquisition; reflect only the business of ReachOut and its subsidiaries.

Under the terms of the Control Block Transfer Agreement, Everett Dickson (former CEO) is to sell all his remaining Series A Preferred Stock to Richard Jordan (new CEO) for $140,000.

Following the closing of the agreements, Robert Bohorad and Everett Dickson resigned their positions as CEO and Chairman of the Board of Directors, respectively and Richard Jordan was appointed to those positions.

The Company has authorized 8,750,000 Series C Preferred Shares of Stock, effective December 13, 2023. The shares have a stated value of $3.00 per share, earns a 2% dividend on the stated value, which cumulative and payable solely upon redemption. The stock has voting rights equal to the number of common shares into which the preferred shares may be converted. At any time following 180 days from the date of issuance the preferred stock in aggregate can be converted into 87.5% of the outstanding common stock for a period of twenty-four months from the date of issuance.

The Company is obligated under the terms of the Share Exchange Agreement to issue 8,750,000 shares of Series C Preferred Stock to the owners of ReachOut. in exchange for 100% of the shares of ReachOut upon closing the aforementioned acquisition.

The Company has authorized 1,250,000 Series D Preferred Shares of Stock, effective December 13, 2023. The shares have a stated value of $1.00 per share, earns a 2% dividend on the stated value, which cumulative and payable solely upon redemption. The stock has voting rights equal to the number of common shares into which the preferred shares may be converted. At any time following 180 days from the date of issuance the preferred stock in aggregate can be converted into 12.5% of the outstanding common stock for a period of twenty-four months from the date of issuance.

The Company is obligated under the terms of the Security Purchase Agreement to issue 1,000,000 shares of Series D Preferred Stock along with warrants having an exercise price of $0.0003 and a term of seven years for the issuance of 142,424,186 shares of common stock as inducement to lend an aggregate principal amount of $470,000 upon closing the aforementioned acquisition.

The Company is obligated under the terms of the Security Purchase Agreement to issue 250,000 shares of Series D Preferred Stock to Everett Dickson as consideration for surrendering 4,525,000, shares of Series A Preferred Stock (see note 12).

Securities Issued

In November 2023, YCRM issued a convertible note payable, warrants to purchase to the Company’s common stock and Series D Preferred Shares to Trillium Partners, L.P. The convertible note has principal of $470,000, bears interest at 12%, matures on May 31, 2025 and may be converted to common shares at the lower of $0.0003 or 50% of the lowest traded price during the thirty days prior to conversion. The warrants allow the holder to purchase 142,424,186 shares of common stock for $0.0003 (subject to certain specified adjustments) for a period of seven years from the date of issuance. The issuance of 1,000,000 Series D Preferred shares of stock, is entitled to 2% cumulative dividend based on the stated value ($1.00), has voting rights (based upon common stock equivalent shares) and are convertible into common stock at a percentage (10%) of the issued and outstanding.

On January 11, 2024, YCRM issued a convertible note payable and warrants to purchase to the Company’s common stock to Trillium Partners, L.P. The convertible note has principal of $539,000, bears interest at 12%, matures on May 31, 2025 and may be converted to common shares at the lower of $0.0003 or 50% of the lowest traded price during the thirty days prior to conversion. The warrants allow the holder to purchase 163,333,333 shares of common stock for $0.0003 (subject to certain specified adjustments) for a period of seven years from the date of issuance.

Service Agreement

On December 1, 2023, the Company entered into a service agreement with Frondeur Partners LLC (“Frondeur”). Frondeur will provide accounting, reporting and consulting services on monthly basis. On December 1, 2023, the Company executed a corporate services agreement with Frondeur Partners LLC a Nevada limited liability company. Under the terms of the agreement the Company will receive accounting and reporting services. As compensation Frondeur will receive monthly payments of $10,000 in cash and a convertible promissory note for $15000 The notes are convertible into the Company’s common stock at a 50% discount to the market price (defined in the notes). As of the date of issuance of this report the Company has issued three such notes (December 1, 2023, January 1, and February 1, 2024), which are to be accounted for as stock settled debt under ASC 480.

Debt Cancellation

On January 9, 2024, Mid Penn Bank and the Company executed an Assignment of Assets and Cancellation of Debt agreement. The assets assigned include all rights to trademarks and other property related to the Yuengling ice cream business. The debt cancelled consists of an SBA loan have principal of $589,092 and a line of credit having an outstanding principal balance of $489,439, together with unpaid accrued interest pf approximately $113,000.

The Company is analyzing the potential tax impact of the debt cancellation. Since the debt was assumed in acquisition the basis of the liability to the Company may negate the potential tax on debt forgiveness.

Settlement of Obligations from Service Agreement

On January 23, 2024, Desmond Partners, LLC and the Company entered into a Settlement Agreement and Mutual Release relating to the Professional Services Agreement (‘initial agreement”) entered into by the parties on January 20, 2022. Under the terms of the settlement the Company will issue 500,000 common shares to Desmond Partners, LLC thereby settling all claims for service and fees related thereto and releasing both parties from the terms of the initial agreement.

On January 26, 2024, Everett Dickson acquired the preferred series A shares formerly held by Device Corp. The shares are convertible into common shares and are fully described at footnote 10.

Exhibits

Exhibit Number	Description
3.1(1)	Articles of Incorporation
3.2(2)	By-Laws
5.1	Legal Opinion of Matheau J. W. Stout, Esq., with consent to use
10.1	Equity Financing Agreement with Trillium Partners, LP dated January 8, 2024
10.2	Registration Rights Agreement with Trillium Partners, LP dated January 8, 2024
10.3	Share Exchange Agreement with Reachout Technology dated November 7, 2023
10.4	Control Block Transfer Agreement dated November 7, 2023
10.5	Assignment of Assets and Cancellation of Debt dated January 9, 2024
10.6	Audited financial statements of ReachOut as of and for the years ended December 31, 2022 and 2021 and Independent Auditors Report thereon
10.7	Unaudited financial statements of ReachOut as of December 31, 2022 and 2023
10.8	Unaudited pro forma combined financial statements and explanatory note for Yuenglings’s Ice Cream Corporation and ReachOut as of October 2023 and December 31, 2023.
23.1	Consent of Fruci & Associates II, PLLC
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
107(4)	Filing Fee Table

(1)	Included as Exhibit 2.1 to Form 1-A filed on May 29, 2019, and incorporated herein by reference.
(2)	Included as Exhibit 2.2 to Form 1-A filed on May 29, 2019, and incorporated herein by reference.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; Notwithstanding the forgoing, any increase or decrease in Volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b)if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors, and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted our director, officer, or other controlling person in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the final adjudication of such issue.

5.	Each prospectus filed pursuant to Rule 424(b) as part of a Registration statement relating to an offering, other than registration statements relying on Rule 430(B) or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided; however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by referenced into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mokena, State of Illinois, on the 2nd day of May, 2024.

Yuengling’s Ice Cream Corporation

By:	/s/ Richard Jordan
Richard Jordan
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

/s/ Richard Jordan	President, Chief Executive Officer	May 2, 2024
Richard Jordan	and Director

/s/ Richard Jordan	Principal Accounting Officer,	May 2, 2024
Richard Jordan	Principal Financial Officer and Director